Execution Copy

ASSET PURCHASE AGREEMENT

DATED AS OF FEBRUARY 14, 2007

by and among

WALGREEN CO.,

WALGREEN EASTERN CO., INC.

FAMILYMEDS GROUP, INC.,

FAMILYMEDS, INC.

and

ARROW PRESCRIPTION LEASING CORP.

TABLE OF CONTENTS
ARTICLE I
	DEFINITIONS	1
1.1.	Definitions	1
1.2.	Additional Definitions	10
1.3.	Interpretation	12
ARTICLE II
	PURCHASE AND SALE	12
2.1.	Purchased Assets - File-Transfer Locations	12
2.2.	Purchased Assets - Operate Location Pharmacies and Worksite Pharmacies	12
2.3.	Excluded Assets	14
2.4.	Assumed Liabilities	15
2.5.	Excluded Liabilities	15
2.6.	Bulk Sales Laws	15
ARTICLE III
	PURCHASE PRICE	15
3.1.	Purchase Price	15
3.2.	Payments; Indemnity Escrow Account	16
3.3.	Inventory Amount	17
3.4.	Indemnity Fund	18
3.5.	Allocation of Purchase Price	18
ARTICLE IV
	CLOSING	18
4.1.	Closing Date	18
4.2.	Closing Date Payment; Buyer’s Closing Deliveries	18
4.3.	Sellers’ Closing Date Deliveries	19
4.4.	Inventory Closing Date Payment; Sellers’ Inventory Closing Deliveries	20
ARTICLE V
	REPRESENTATIONS AND WARRANTIES OF FMRX, FAMILYMEDS AND ARROW	21
5.1.	Organization and Authority.	21
5.2.	No Conflicts	22
5.3.	Taxes.	22
5.4.	Title and Sufficiency	23

i

5.5.	Financial Schedules	24
5.6.	No Undisclosed Liabilities	24
5.7.	Absence of Certain Changes or Events	24
5.8.	SEC Filings	24
5.9.	Assumed Contracts	25
5.10.	Suppliers, Distributors and Third Party Payors	25
5.11.	Prescription Volume	25
5.12.	Owned Real Property	25
5.13.	Leased Real Property.	25
5.14.	Personal Property	26
5.15.	Intellectual Property; Software.	26
5.16.	Employee Matters.	28
5.17.	Employee Relations	29
5.18.	Legal Proceedings.	29
5.19.	Compliance With Law; Permits; Medicare and Medicaid.	29
5.20.	Warranties	31
5.21.	Sale Process	31
5.22.	Fairness Opinion	31
5.23.	Solvency.	31
5.24.	Affiliate Transactions	31
5.25.	Broker	32
ARTICLE VI
	REPRESENTATIONS AND WARRANTIES OF BUYER AND EASTERN	32
6.1.	Organization of Buyer and Eastern	32
6.2.	Authorization	32
6.3.	Non-Contravention	32
6.4.	Sufficient Funds	33
6.5.	No Other Representations or Warranties	33
ARTICLE VII
	ADDITIONAL AGREEMENTS	33
7.1.	Employees.	33
7.2.	Non-competition.	35

7.3.	Records and Data.	36
7.4.	Patient Letters	37
7.5.	Matters Related to Prescriptions	37
7.6.	Interim Operations.	38
7.7.	Signage	38
7.8.	Telephone Numbers	39
7.9.	Acquisition Proposals; Board Recommendation.	39
7.10.	FMRX Stockholder Meeting; FMRX Proxy Statement.	41
7.11.	Access Through Final Closing Date.	42
7.12.	Taxes.	43
7.13.	Consent of Third Parties; Regulatory and Other Authorizations; HSR Act.	45
7.14.	Avoiding Abandonment.	46
7.15.	Licenses.	47
7.16.	Excluded Pharmacies; Post-Closing Consents.	48
7.17.	Prospective Worksite Pharmacies	49
7.18.	Nonassignable Contracts.	49
7.19.	Remittance	49
7.20.	Further Assurances	49
7.21.	Access to Records and Management After Closing.	50
7.22.	Tupelo Property	50
7.23.	Collection of Patient Charges	51
7.24.	Website Termination	51
ARTICLE VIII
	INDEMNIFICATION	52
8.1.	Indemnification by the Sellers.	52
8.2.	Indemnification by Buyer	53
8.3.	Indemnity Fund; Termination of Indemnity Fund.	53
8.4.	Notice and Determination of Claims.	54
8.5.	Third Person Claims.	54
8.6.	Calculation of Losses and Expenses.	55
8.7.	Tax Treatment of Indemnity Payments	56
8.8.	Indemnification as Sole Remedy	56

ARTICLE IX
	CONDITIONS TO CLOSING	56
9.1.	Sellers’ Condition to Closing	56
9.2.	Buyer’s Conditions to Closing	57
ARTICLE X
	TERMINATION	58
10.1.	Termination	58
10.2.	Extension of Termination Date	59
10.3.	Effect of Termination.	59
ARTICLE XI
	GENERAL PROVISIONS	61
11.1.	Survival	61
11.2.	No Public Announcement	61
11.3.	Notices	61
11.4.	Successors and Assigns; No Third Party Beneficiaries	62
11.5.	Entire Agreement; Amendments	62
11.6.	Waivers	62
11.7.	Expenses	63
11.8.	Disclaimer Regarding Projections	63
11.9.	Partial Invalidity	63
11.10.	Injunctive Relief; Remedies.	63
11.11.	Counterparts	64
11.12.	Governing Law; Jurisdiction	64

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 14, 2007, by and among Walgreen Co., an Illinois corporation (“Buyer”), Walgreen Eastern Co., Inc., a New York corporation (“Eastern”), Familymeds Group, Inc., a Nevada corporation (“FMRX”), Familymeds, Inc., a Connecticut corporation and wholly-owned subsidiary of FMRX (“Familymeds”), and Arrow Prescription Leasing Corp., a Connecticut corporation (“Arrow”). FMRX, Familymeds and Arrow are collectively referred to as the “Sellers”.

WHEREAS, the Sellers, among other things, own and operate clinic, retail, apothecary and worksite pharmacies;

WHEREAS, the Sellers desire to sell to Buyer and Eastern, and Buyer and Eastern desire to purchase from the Sellers, upon the terms and subject to the conditions set forth in this Agreement, (a) certain of the assets of the Sellers used in the operation of the clinic pharmacies and the apothecary pharmacies identified as “Operate Location Pharmacies” on Exhibit A (the “Operate Location Pharmacies”), (b) substantially all of the assets of the Sellers used exclusively in the operation of the Sellers’ Worksite Business, including the worksite pharmacies identified on Exhibit A (the “Existing Worksite Pharmacies”), (c) all prescription files and inventory related to the pharmacies identified as “File-Transfer Locations” on Exhibit A (the “File-Transfer Locations”), and (d) the real property located at the intersection of U.S. Highway No. 45 and Chokoha Trail in Tupelo, MS (the “Tupelo Property”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, FMRX has provided to Buyer a current draft of the Plan of Complete Liquidation and Dissolution.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1.

“Acquisition Proposal” means any bona fide offer or proposal (whether or not in writing) (other than an offer or proposal by or on behalf of Buyer or its Affiliates) for, or any indication of interest in: (a) a transaction pursuant to which a third party acquires or would acquire Beneficial Ownership of more than 50% of the outstanding capital stock of any Seller, whether from FMRX or pursuant to a tender offer, exchange offer or otherwise; (b) a merger, consolidation, business combination, reorganization, share exchange, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction that would result in a third party acquiring more than 50% of the fair market value of the consolidated assets of FMRX and its Subsidiaries, taken as a whole or (c) any transaction that would result in a third party acquiring more than 50% of the fair market value of the consolidated assets of FMRX and its Subsidiaries, taken as a whole, immediately prior to such transaction. Notwithstanding the foregoing, the term “Acquisition Proposal” shall not include any transaction that would not prevent the Sellers from selling the Purchased Assets to Buyer pursuant to this Agreement, including at the same price, and otherwise on the same terms, as contemplated hereby.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the foregoing, (a) “control” shall have the meaning given to it under the rules and regulations promulgated under the Exchange Act, and (b) except as otherwise expressly set forth herein, no individual officer, director or employee of a Person shall be deemed to be an Affiliate of such Person.

“Alternative Proposal” means any bona fide offer or proposal (whether or not in writing) (other than an offer or proposal by or on behalf of Buyer or its Affiliates) for, or any indication of interest in, a transaction pursuant to which a third party acquires or would acquire all or a material portion of the Purchased Assets, other than inventory or obsolete equipment in the ordinary course of business. Notwithstanding the foregoing, the term “Alternative Proposal” shall not include any transaction that would not prevent the Sellers from selling the Purchased Assets to Buyer pursuant to this Agreement, including at the same price, and otherwise on the same terms, as contemplated hereby.

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Assumed Real Estate Leases” means all Real Estate Leases other than Real Estate Leases related to Operate Location Pharmacies that are designated as Excluded Operate Location Pharmacies pursuant to Section 7.16.

“Assumed Worksite Agreements” means all Worksite Agreements other than Worksite Agreements related to Worksite Pharmacies that are designated as Excluded Worksite Pharmacies pursuant to Section 7.16.

“Beneficial Ownership” shall have the meaning provided under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

“Business” means (i) as of the date hereof, the business of owning and operating all of the Operate Location Pharmacies, all of the Worksite Pharmacies and all of the File-Transfer Locations and (ii) as of and following the Closing Date, the business of owning and operating all of the Purchased Operate Location Pharmacies, all of the Purchased Worksite Pharmacies and all of the Purchased File-Transfer Assets.

“Buyer Group Members” means Buyer and Eastern and their respective Affiliates, directors, officers and employees.

“Closing” means the completion of the initial transfer of the Purchased File-Transfer Assets from the Sellers to Buyer and Eastern and “Closing Date” means the time and date upon which the Closing actually occurs.

“Closing Date Shared Expenses” means an amount equal to the aggregate of all commercially reasonable Expenses (to be determined as of the Closing Date by mutual agreement of the parties) associated with the Indemnity Agent and any filing fees related to the HSR Act.

“Closing Date Shared Expenses Schedule” means a mutually prepared schedule setting forth an itemized list of the Closing Date Shared Expenses, including the amounts thereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means, with respect to any Person, information regarding such Person that is not previously disclosed to the public or to the trade and includes information regarding facilities, strategies, methods, Trade Secrets and other intellectual property, Software, systems, procedures, operational policies, manuals, confidential reports, product price lists, pricing and cost policies, customer lists, inventory information, financial information (including revenue, costs or profits of the disclosing party), business plans, prospects or opportunities.

“Contract” means and includes every agreement or understanding of any kind, written or oral, enforceable or not.

“Copyrights” means all copyrights, whether registered or unregistered, and pending applications to register.

“Disclosure Schedules” means the disclosure schedules delivered by the Sellers to Buyer and Eastern on the date of the execution of this Agreement.

“Encumbrance” means any lien, encumbrance, claim, charge, security interest, assignment, collateral assignment, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.

“Environmental, Health and Safety Requirements” means all Requirements of Law concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control, or other action or failure to act involving cleanup of any Hazardous Substances or wastes, chemical substances or mixtures, pesticides, pollutants, process waste water, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now in effect, including: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Occupational Safety and Health Act of 1970, as amended; the Federal Water Pollution Control Act, as amended; the Federal Resource Conservation and Recovery Act, as amended; the Federal Clean Water Act, as amended; the Toxic Substances Control Act, as amended; the Federal Clean Air Act, as amended, and the Superfund Amendments and Reauthorization Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Aggregate Inventory Amount” means sum of the Estimated Inventory Amounts.

“Estimated Inventory Amount” means, with respect to any File-Transfer Location, the Sellers’ good faith estimate of the Inventory Amount attributable to such File-Transfer Location.

“Estimated Inventory Certificate” means a certificate delivered by an officer of FMRX to Buyer no later than three (3) business days prior to the Closing Date and in form and substance reasonably satisfactory to Buyer setting forth each Estimated Inventory Amount and the Estimated Aggregate Inventory Amount, together with such supporting documentation as may be reasonably requested by Buyer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Businesses” means the Sellers’ business of operating the Excluded Operate Location Pharmacies, the Excluded Worksite Pharmacies, the Sellers’ franchise, medical supplies, internet and mail order businesses and any other businesses other than the Business.

“Excluded Operate Location Pharmacies” means those Operate Location Pharmacies designated as Excluded Operate Location Pharmacies pursuant to Section 7.16.

“Excluded Worksite Pharmacies” means those Worksite Pharmacies designated as Excluded Worksite Pharmacies pursuant to Section 7.16.

“Expenses” means any and all reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

“Final Closing Date” means the date upon which the final Inventory Closing Date has occurred.

“FMRX SEC Reports” means all forms, reports, schedules, statements and other documents filed by FMRX with the SEC since January 1, 2005.

“FTC” means the United States Federal Trade Commission.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

“Hazardous Substances” has the meaning set forth in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and will also expressly include petroleum, crude oil and any fraction thereof.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, P. L. 104-191, and its implementing rules and regulations.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnity Escrow Agreement” means an Indemnity Escrow Agreement to be entered into at or prior to Closing among Buyer, Eastern, the Sellers and the Indemnity Agent, in form and substance to be mutually agreed upon.

“Installation” means, with respect to each Purchased Operate Location Pharmacy and each Purchased Worksite Pharmacy, the completion of the installation of wiring and equipment for data and communication devices and other store systems required for Buyer or Eastern to integrate the Business with Buyer’s own business and to operate such Purchased Operate Location Pharmacy or Purchased Worksite Pharmacy in a manner consistent with the operation of Buyer’s existing pharmacies.

“Instrument of Assignment and Assumption” means an Instrument of Assignment and Assumption, to be delivered by Buyer and Eastern and the Sellers pursuant to which the Sellers will convey the applicable Purchased Assets to Buyer and Eastern, and Buyer and Eastern will assume the applicable Assumed Liabilities, in each case, in accordance with the terms hereof, in a form reasonably acceptable to the parties.

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets owned or licensed by the Sellers and primarily used in or primarily related to the ownership or operation of the Business.

“Inventory Closing Date” means, with respect to each Location, the date on which the Inventory Audit for such Location is conducted.

“Inventory Closing Shared Expense Amount” means the aggregate amount (to be determined as of the Closing Date by mutual agreement of the parties) estimating the total commercially reasonable Expenses associated with all of the Inventory Closing Dates for all of the Locations, including the Independent Valuator and the Data Converter.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means the actual knowledge, after due inquiry appropriate for a person of such position, of the persons listed on Schedule 1.1(i).

“Lease Adjustment Amount” means the amount set forth on Schedule 7.2(c).

“Licensed Rights” means any Intellectual Property or Software primarily used in or related to the ownership or operation of the Business owned by a third party to which any of the Sellers hold a license pursuant to a valid and enforceable license agreement.

“Location” means any Purchased Operate Location Pharmacy, Purchased Worksite Pharmacy or File-Transfer Location.

“Loss” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, Expenses, deficiencies or other charges, including any amount payable with respect to Taxes (including any amounts relating to Taxes payable pursuant to a Contract or otherwise).

“Material Adverse Effect” means any change, effect, event, occurrence or development that is or would reasonably be expected to be materially adverse to the assets, liabilities, financial condition or results of operations of the Business, taken as a whole, excluding any such change, effect, event, occurrence or development (a) relating to or resulting from economic conditions in general, (b) relating to or resulting from changes in legal or regulatory conditions, (c) relating to the pharmacy industry in general, (d) resulting from the execution or announcement of this Agreement and the Plan of Complete Liquidation and Dissolution, but only to the extent that any such change, effect, event, occurrence or development would not materially adversely affect the ability of Buyer and Eastern to operate the Business as of and following the Closing or the value of the Business as of and following the Closing Date, (e) resulting from any actions taken, or the failure to act, by Buyer or its Affiliates after the date hereof and prior to the Closing Date in violation of this Agreement or (f) resulting from compliance by the Sellers with the terms of this Agreement (other than Section 7.6), which, in the case of clauses (a), (b) and (c) above, does not have a disproportionate impact on the Business relative to other businesses of similar size and scope operating in the same line of business.

“NCPDP” means the National Council for Prescription Drug Programs, Inc.

“NRS” means the Nevada Revised Statutes, as amended.

“Other Lease Amendments” means the amendments to, or the extensions of, the existing term of the Real Estate Leases as set forth in the “Lease Amendment” form on Exhibit B.

“Patent Rights” means all patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, reexaminations, extensions, industrial designs, patent disclosures, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Patient Charges” means all accounts receivable related to the Purchased Operate Location Pharmacies and the File-Transfer Locations represented by the “charge accounts” corresponding to patients of the Purchased Operate Location Pharmacies and the File-Transfer Locations.

“Patient Charges Aggregate Amount” means the sum of the Patient Charges Amount with respect to each of the Purchased Operate Location Pharmacies and File-Transfer Locations.

“Patient Charges Amount” means, with respect to each of the Purchased Operate Location Pharmacies and File-Transfer Locations, the amount of Patient Charges included in the Patient Charges Certificate that relates to products sold on or after the 90th day prior to the applicable Inventory Closing Date.

“Patient Charges Certificate” means a certificate, with respect to each of the Purchased Operate Location Pharmacies and File-Transfer Locations, signed by an officer of FMRX setting forth the Patient Charges Amount and all Patient Charges related to such Purchased Operate Location Pharmacy or File-Transfer Location.

“Permitted Encumbrances” means (a) all statutory liens for current Taxes, assessments or other charge of a Governmental Body not yet delinquent or the amount or validity of which is being in contested in good faith by appropriate proceedings provided an appropriate reserve is established therefor; (b) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the ordinary course of the business which are not yet due or payable; (c) zoning, entitlement and other land use and environmental regulations by any Governmental Body provided, that such regulations have not been violated; (d) title of a lessor under a capital or operating lease; (e) any other imperfections in title, charges, easements, restrictions and Encumbrances that do not materially affect the value or use of, or the ability to sell or market, the affected asset; and (f) Encumbrances disclosed in Schedule 5.4.

“Person” means any individual, corporation, partnership, joint venture, trust, Governmental Body or other organization or entity.

“Plan of Complete Liquidation and Dissolution” means the draft Plan of Complete Liquidation and Dissolution, as of the date hereof, providing for the liquidation, dissolution and winding-down of FMRX and all of its Subsidiaries and their respective businesses, provided, that such plan may be adjusted by FMRX as necessary after the date hereof.

“Premises” means the premises upon which any of the Operate Location Pharmacies or Worksite Pharmacies conducts its business.

“Prospective Worksite Pharmacies” means those pharmacies which are currently being developed or contemplated (or which will be developed or contemplated prior to Closing) by the Sellers in the Worksite Business, including those Prospective Worksite Pharmacies identified on Exhibit A.

“Purchased Operate Location Pharmacies” means all of the Operate Location Pharmacies other than the Excluded Operate Location Pharmacies.

“Purchased Worksite Pharmacies” means all of the Worksite Pharmacies other than the Excluded Worksite Pharmacies.

“Real Estate Leases” means the real estate leases, set forth on Schedule 5.9, together with all modifications and supplements thereto, and all subleases and estoppels related thereto, associated with the Operate Location Pharmacies.

“Required Lease Consents” means the consents to the transfer of the respective Real Estate Leases to Buyer or Eastern or their respective Affiliates, the extension of the existing term or the other amendments from the third parties to the respective Real Estate Leases, set forth as “Required Lease Consents” on Exhibit B, with such modifications as may be reasonably acceptable to the parties.

“Required Worksite Consents” means the consents from the third parties with respect to the transfer of the respective Worksite Agreement to Buyer or Eastern or their respective Affiliates, set forth as “Required Worksite Consents” on Exhibit B, with such modifications as may be reasonably acceptable to the parties.

“Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body, including any Environmental, Health and Safety Requirements.

“Sale Process” means the background of the decision of FMRX to enter into this Agreement to the extent disclosure thereof is required by the rules and regulations promulgated under the Exchange Act.

“SEC” means the United States Securities and Exchange Commission.

“Security Deposits” means all security deposits paid by the Sellers to any Person prior to the Closing related to the Business (other than with respect to the File-Transfer Locations), if such deposits are retained by the party currently holding them after the Closing for the benefit of Buyer or Eastern.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compiles, decompilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

“Solvent” means with regard to each of the Sellers and on a particular date that, at fair valuation, such Seller’s assets are equal to or greater than the sum of all of such Seller’s debts and liabilities, subordinated, probable, contingent or otherwise, on such date, and that such Seller is generally paying its debts and liabilities, subordinated, contingent or otherwise, as such debts become absolute and mature unless such debts or liabilities are the subject of a bona fide dispute, and “Insolvent” means that the foregoing is not true with regard to such Seller on the particular date.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date or the applicable Inventory Closing Date.

“Subsidiary” means any corporation, limited liability company or other entity of which FMRX (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the capital stock, membership interests or other equity interests.

“Superior Proposal” means any written Acquisition Proposal that a majority of the members of the Board of Directors of FMRX determines in good faith, after consultation with its outside legal counsel and financial advisors: (a) provides consideration to FMRX or the stockholders of FMRX that is directly attributable to the Purchased Assets with a value that exceeds the value of the consideration provided for in this Agreement; (b) would result in a transaction, if consummated, that would be more favorable to the stockholders of FMRX with respect to the Purchased Assets (taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror and the other transactions that FMRX is or may be contemplating including any transactions contemplated in connection with its Plan of Complete Liquidation and Dissolution) than the transactions contemplated hereby; (c) is reasonably capable of being consummated in a timely manner (taking into account all regulatory and other relevant considerations including any financing contingencies and due diligence conditions); and (d) is made by a Person or a group of Persons who have provided FMRX with reasonable evidence that such Person or group of Persons has or will have sufficient funds to complete such Acquisition Proposal.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, ad valorem, duties, capital stock, franchise, profits, prescription tax or fee, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” means trade secrets, confidential ideas, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

“Trademarks” means all service marks, Internet domain names, logos, designs, slogans, trade dress, trade names, corporate names and general intangibles of like nature whether registered or reregistered, and registrations and pending applications to register the foregoing.

“Worksite Agreements” means those agreements set forth on Schedule 5.9 associated with Worksite Pharmacies, together with all modifications or supplements thereto.

“Worksite Business” means the business of owning and operating pharmacies for the employee population of a specified employer, including the ownership and operation of the Worksite Pharmacies.

“Worksite Pharmacies” means the Existing Worksite Pharmacies and Prospective Worksite Pharmacies.

1.2. Additional Definitions. The following terms are defined in the Sections set forth across from such term in the following table:

Aggregate Inventory Amount	3.3
Agreement	Preamble
Allocation Schedule	3.5
Alternative Agreement	7.9(c)
Arrow	Preamble
Assumed Contracts	5.9
Assumed Liabilities	2.4
Balance Sheet Date	5.5
Business Employees	5.16(a)
Buyer	Preamble
Buyer Applications	7.14(a)
Change of Recommendation	7.9(c)
Claim Notice	8.4(a)
Closing Date Payment	3.2(a)
Collection Period	7.23
Collections Deficiency	7.23
Collections Excess	7.23
Competing Business	7.2(a)
Confidentiality Agreement	7.9(a)
Current Prescription Volume	5.11
Data Converter	7.3(a)
Eastern	Preamble
Employee Plans	5.16(b)
Event of Loss	7.16(b)
Excluded Assets	2.3
Excluded Contracts	2.3(b)
Excluded Liabilities	2.5
Existing Worksite Pharmacies	Preamble
Fairness Opinion	5.22
Familymeds	Preamble
File-Transfer Amount	3.1(a)
File-Transfer Inventory	2.1(b)
File-Transfer Locations	Preamble
File-Transfer Records	2.1(a)
FMRX	Preamble
FMRX Proxy Statement	7.10(b)
FMRX Recommendation	7.9(c)
FMRX Stockholder Approval	5.1(a)
FMRX Stockholder Meeting	7.10(a)

IOU Prescriptions	7.5
Indemnified Event	8.6(b)
Indemnified Person	8.4(a)
Indemnitor	8.4(a)
Indemnity Agent	3.4
Indemnity Amount	3.2(d)
Indemnity Escrow Account	3.2(d)
Indemnity Fund	3.4
Indemnity Termination Date	8.1(b)
Independent Valuator	3.3(a)
Inventory	2.2(c)
Inventory Amount	3.3
Inventory Audit	3.3
Inventory Closing Date Payment	3.2(b)
Management Consulting Period	7.20(c)
Notice of Superior Proposal	7.9(c)
Operate Amount	3.1(c)
Operate Location Pharmacies	Preamble
Payment Program	5.19(c)(i)
Pending Proposal	7.9(c)
Permits	5.19(a)
Personal Property	2.2(a)
PHI	7.3(c)
Power of Attorney	7.14(c)
Purchase Price	3.1
Purchased Assets	2.2
Purchased File-Transfer Assets	2.1
Record Data	7.3(a)
Records	2.2(b)
Representatives	7.9(a)
Revenue, SG&A and Balance Sheet Data	5.5
Revised Buyer Proposal	7.9(c)
Rx Operations Data	5.5
Sellers	Preamble
Shortfall	3.2(c)(ii)
Termination Date	10.1(e)
Title Commitment	7.22
Third Party Distributor	7.4
Third Person Claim	8.4(a)
Transferable Permits	7.14(a)
Transferred Employee	7.1(b)
Tupelo Amount	3.1(d)
Tupelo Property	Preamble
Worksite Amount	3.1(b)

1.3. Interpretation. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any agreement referred to herein shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement. As used herein, the word “including” means “including without limitation.”

ARTICLE II

PURCHASE AND SALE

2.1. Purchased Assets - File-Transfer Locations. Upon the terms and subject to the conditions of this Agreement, the Sellers shall sell, transfer, assign, convey and deliver to Buyer or Eastern (as determined by Buyer and Eastern and as set forth on Schedule 2.1), and Buyer or Eastern shall purchase from the Sellers, free and clear of all Encumbrances (except Permitted Encumbrances), all right, title and interest of the Sellers in, to and under the following assets and properties of the Sellers associated with each of the File-Transfer Locations, as the same shall exist on the Closing Date for each such File-Transfer Location (collectively, the “Purchased File-Transfer Assets”):

(a) Any and all prescriptions, prescription files and records, customer lists and patient profiles, including refill status reports and insurance coverages, any files or records maintained electronically, any files or records added between the date of this Agreement and the Closing Date, in each case related to the File-Transfer Locations (collectively, the “File-Transfer Records”); and

(b) The inventory utilized in connection with, or located on the premises of, any of the File-Transfer Locations (the “File-Transfer Inventory”).

2.2. Purchased Assets - Operate Location Pharmacies and Worksite Pharmacies. Upon the terms and subject to the conditions of this Agreement, the Sellers shall sell, transfer, assign, convey and deliver to Buyer or Eastern (as determined by Buyer and Eastern and as set forth on Schedule 2.1), and Buyer or Eastern shall purchase from the Sellers, free and clear of all Encumbrances (except Permitted Encumbrances), all right, title and interest of the Sellers in, to and under the following assets and properties of the Sellers associated with each of the Purchased Operate Location Pharmacies and Purchased Worksite Pharmacies (not including Excluded Assets), as the same shall exist on the applicable Inventory Closing Date with respect to each of the Purchased Operate Location Pharmacies and Purchased Worksite Pharmacies (collectively, and together with the Purchased File-Transfer Assets, the “Purchased Assets”):

(a) Any and all personal property owned by any of the Sellers and located at the Purchased Operate Location Pharmacies and Purchased Worksite Pharmacies, including all furniture, fixtures, equipment, vehicles, leasehold improvements and signage, except computer and telecommunications equipment that the parties mutually agree in writing to exclude (collectively, the “Personal Property”);

(b) Any and all prescriptions, prescription files and records, customer lists and patient profiles, including refill status reports and insurance coverages, any files or records maintained electronically, any files or records added between the date of this Agreement and Closing Date or the applicable Inventory Closing Date, in each case exclusively related to the Purchased Operate Location Pharmacies and Purchased Worksite Pharmacies (collectively, and together with the File-Transfer Records, the “Records”);

(c) The inventory located at any Purchased Operate Location Pharmacies or Purchased Worksite Pharmacies (together with the File-Transfer Inventory, the “Inventory”);

(d) All improvements, fixtures, and fittings thereon, and other appurtenants located at any Purchased Operate Location Pharmacies or Purchased Worksite Pharmacies (such as appurtenant rights in and to public streets) including any Security Deposits, rent credits and tenant improvement credits and allowances paid or made with respect to the Premises;

(e) All rights and interests in, and assets related to, the long-term care business at any Purchased Operate Location Pharmacies;

(f) All rights and interests in, and assets primarily used in or primarily related to, the Prospective Worksite Pharmacies, unless excluded pursuant to Section 7.17;

(g) All of the other assets and properties primarily used in or primarily related to the ownership or operation of the Worksite Business, unless the Prospective Worksite Pharmacies are excluded pursuant to Section 7.17;

(h) To the extent transferable, all Permits and similar rights obtained from Governmental Bodies related exclusively to the ownership or operation of any Purchased Operate Location Pharmacies, Purchased Worksite Pharmacies or (unless excluded pursuant to Section 7.22) the Tupelo Property;

(i) Copies of all other books and records of the Sellers relating primarily to the assets, properties and operations of the Purchased Operate Location Pharmacies and Purchased Worksite Pharmacies or (unless excluded pursuant to Section 7.22) the Tupelo Property;

(j) All Intellectual Property and any web sites, including the URL addresses and related domain names, in each case, related primarily to the ownership or primarily to the operation of the Worksite Business, including (i) the name “Worksite Pharmacy” and any other trade names, Trademarks and Trade Secrets primarily associated with the Worksite Business and the website “www.worksitepharmacy.com” and (ii) all goodwill associated with the foregoing; provided, that for the avoidance of doubt, the names “FamilyMeds”, “Arrow” and any derivations thereof shall not be Purchased Assets;

(k) Any guarantees, warranties, indemnities and similar rights to the extent relating to Purchased Assets;

(l) All rights in, to and under the Assumed Contracts;

(m) All rights in, to and under the Patient Charges;

(n) Unless the Tupelo Property is excluded pursuant to Section 7.22, all rights, title and interests in, to and under the Tupelo Property; and

(l)  Any other mutually agreeable assets related to the Purchased Operate Location Pharmacies and Purchased Worksite Pharmacies.

2.3. Excluded Assets. Notwithstanding the provisions of Sections 2.1 and 2.2 the Purchased Assets shall not include the following (collectively, the “Excluded Assets”):

(a) All cash and cash deposits and accounts receivable (other than the Patient Charges), including insurance receivables and pre-paid Expenses related to pre-Closing periods, of the Sellers or the Business;

(b) All agreements, Contracts and understandings of the Sellers (including equipment leases and underlying equipment) other than the Assumed Contracts (collectively, the “Excluded Contracts”);

(c) All employee benefit plans, programs or arrangements and all Contracts of insurance of the Sellers;

(d) All of the Sellers’ Software and any web sites, including the URL addresses and related domain names (except as set forth in Section 2.2(j));

(e) All corporate minute books and the respective corporate seals of the Sellers;

(f) All assets primarily used in or related to the ownership or operation of the Excluded Businesses;

(g) All Real Estate Leases, Worksite Agreements, and other assets, including inventory, primarily used in or related to the ownership or operation of the (i) Operate Location Pharmacies designated as Excluded Operate Location Pharmacies pursuant to Section 7.16 and (ii) Worksite Pharmacies designated as Excluded Worksite Pharmacies pursuant to Section 7.16;

(h) Except to the extent set forth in Section 2.2, all Intellectual Property owned by the Sellers;

(i) The Excluded Inventory (as defined in Exhibit C); and

(j) All refunds or credits of any Tax for which the Sellers are liable or to which the Sellers are entitled pursuant to Section 7.12.

2.4. Assumed Liabilities. As additional consideration for the Purchased Assets, Buyer or Eastern, as applicable, shall assume the obligations of the Sellers under the Assumed Contracts arising on or after the applicable Inventory Closing Date (collectively, the “Assumed Liabilities”).

2.5. Excluded Liabilities. Notwithstanding anything contained in this Agreement to the contrary, neither Buyer nor Eastern shall assume or be obligated to pay, perform or otherwise discharge any other liability or obligation of the Sellers whatsoever or any liabilities or obligations constituting an Encumbrance upon the Purchased Assets, regardless of whether any such liabilities or obligations are absolute or contingent, liquidated or unliquidated, or otherwise (collectively, the “Excluded Liabilities”). The Sellers shall remain liable for all Excluded Liabilities, including any obligations arising prior to Closing or the applicable Inventory Closing Date, any liabilities and obligations arising prior to Closing or the applicable Inventory Closing Date under any Assumed Contract, any liabilities related to any Excluded Assets, any liabilities arising under the Excluded Contracts and all liabilities in respect of Taxes for which the Sellers are liable pursuant to Section 7.12. Without limiting the generality of the foregoing, in no event shall Buyer or Eastern assume any legal obligations of the Sellers under HIPAA or other applicable Requirements of Law, including the HIPAA privacy standard requiring accounting of certain disclosures of PHI made by the Sellers prior to the Closing Date.

2.6. Bulk Sales Laws. Buyer hereby waives compliance by Sellers with the requirements and provisions of any “bulk-transfer” laws or other similar Requirements of Law of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

ARTICLE III

PURCHASE PRICE

3.1. Purchase Price. In consideration for the sale of the Purchased Assets described in this Agreement, the aggregate purchase price (the “Purchase Price”) shall be equal to:

(a) the “File-Transfer Amount” set forth on Schedule 3.1 (such amount the “File-Transfer Amount”); plus

(b) the “Total Worksite Amount” set forth on Schedule 3.1, (i) less the Purchase Price Adjustments set forth on Exhibit B for any Worksite Pharmacies designated as Excluded Worksite Pharmacies pursuant to Section 7.16, and (ii) plus the “Prospective Worksite Amount” set forth on Schedule 3.1 (unless the Prospective Worksite Pharmacies are excluded pursuant to Section 7.17) (such amount, the “Worksite Amount”); plus

(c) the “Total Operate Amount” set forth on Schedule 3.1, less the Purchase Price Adjustments set forth on Exhibit B for any Operate Location Pharmacies designated as Excluded Operate Location Pharmacies pursuant to Section 7.16 (such amount, the “Operate Amount”); plus

(d) unless the Tupelo Property is excluded pursuant to Section 7.22, the “Tupelo Amount” set forth on Schedule 3.1 (such amount, the “Tupelo Amount”); plus

(e) the Patient Charges Aggregate Amount; plus

(f) the Aggregate Inventory Amount; plus

(g) the Lease Adjustment Amount.

3.2. Payments; Indemnity Escrow Account. The Purchase Price shall be payable as follows:

(a) On the Closing Date, Buyer and Eastern shall pay to the Sellers an amount equal to (A) the File-Transfer Amount, plus (B) unless the Tupelo Property is excluded pursuant to Section 7.22, the Tupelo Amount, plus (C) the Estimated Aggregate Inventory Amount, as set forth on the Estimated Inventory Certificate, plus (D) with respect to each of the File-Transfer Locations, the Patient Charges Amount, as set forth in the applicable Patient Charges Certificate, plus (E) the Prospective Worksite Amount (unless the Prospective Worksites are excluded pursuant to Section 7.17), plus (F) the Lease Adjustment Amount, less (G) one-half of the Inventory Closing Shared Expense Amount, less (H) one-half of the Closing Date Shared Expenses, as set forth on the Closing Date Shared Expenses Schedule, less (I) any amount paid to the Indemnity Escrow Account on the Closing Date pursuant to Section 3.2(d) (such payment, the “Closing Date Payment”).

(b) On each Inventory Closing Date with respect to each Purchased Operate Location Pharmacy and Purchased Worksite Pharmacy, Buyer will pay to the Sellers an amount equal to (i) the “Location Operate Amount” or the “Location Worksite Amount”, as applicable, with respect to such Location as set forth on Schedule 3.1, plus (ii) with respect to each of the Purchased Operate Location Pharmacies, the Patient Charges Amount, as set forth in the applicable Patient Charges Certificate, less (iii) any such amount paid to the Indemnity Escrow Account pursuant to Section 3.2(d) (each such payment, as it may be reduced pursuant to Section 3.2(c)(ii), an “Inventory Closing Date Payment”).

(c) On the second business day following the date on which the Independent Valuator delivers an Inventory Audit:

(i) with respect to a Purchased Operate Location Pharmacy or a Purchased Worksite Pharmacy, Buyer shall pay the Sellers an amount equal to the Inventory Amount for such Location; and

(ii) with respect to File-Transfer Locations, (x) if the Inventory Amount with respect to such File-Transfer Location is greater than the Estimated Inventory Amount for such File-Transfer Location, then Buyer shall pay the Sellers an amount equal the Inventory Amount for such File-Transfer Location, less the Estimated Inventory Amount for such File-Transfer Location, and (y) if the Inventory Amount with respect to such File-Transfer Location is less than the Estimated Inventory Amount for such File-Transfer Location (a “Shortfall”), then the amount of the next following Inventory Closing Date Payment shall be reduced by the amount of such Shortfall; provided, that in no event shall any Inventory Closing Date Payment be reduced to less than zero; and provided, further, that if any portion of any Shortfall remains unrecovered, Buyer shall be permitted to recover such amount under this Agreement by reducing subsequent Inventory Closing Date payments in a similar fashion or by making a claim under the Indemnity Escrow Agreement to recover such amount until all Shortfalls are fully recovered.

(d) Buyer and Eastern shall be entitled, pursuant to the terms of the Indemnity Escrow Agreement, to fund an indemnity escrow account (the “Indemnity Escrow Account”), with up to a total amount of $3,000,000 (the “Indemnity Amount”) from any payments that would otherwise be made to Sellers pursuant to this Article III, provided, that, at any time, the total amount of payments made to the Indemnity Escrow Account shall not exceed ten percent (10%) of the total amount of the payments already made, or to be made concurrently therewith (not including any payments made with respect to Inventory), to Sellers pursuant to this Article III.

(e) All payments made by Buyer and Eastern hereunder shall be by wire transfer of immediately available funds to an account specified by the Sellers or, in the case of payments to the Indemnity Escrow Account, by the Escrow Agent.

3.3. Inventory Amount. The parties shall commission Washington Inventory Service, RGIS, or another independent valuator (the “Independent Valuator”) to conduct a full review and valuation of the Inventory, to be valued in tenths, at each of the Purchased Operate Location Pharmacies, Purchased Worksite Pharmacies and File-Transfer Locations as of the applicable Inventory Closing Date (each, an “Inventory Audit”); provided, that if the Sellers have not made a Purchased Operate Location Pharmacy or a Purchased Worksite Pharmacy available for Installation at least thirty (30) days (or longer, if mutually agreed upon by the parties) prior to the Closing Date, the Inventory Audit shall not take place with respect to such Purchased Operate Location Pharmacy or Purchased Worksite Pharmacy prior to the completion of the Installation at such Purchased Operate Location Pharmacy or Purchased Worksite Pharmacy. Each of the Sellers and Buyer shall be permitted to have representatives present to observe each Inventory Audit. The costs and Expenses of the Independent Valuators are to be shared equally by Buyer, on the one hand, and the Sellers, on the other hand, as part of the Inventory Closing Shared Expense Amount. The Independent Valuators will determine the aggregate value of the Inventory at each of the Purchased Operate Location Pharmacies, Purchased Worksite Pharmacies and File-Transfer Locations as of the applicable Inventory Closing Date (such amount, with respect to any individual Location, the “Inventory Amount”, and the aggregate amount of the Inventory Amounts for all of the Locations, the “Aggregate Inventory Amount”) in accordance with the procedures and in the manner set forth on Exhibit C. Unless otherwise agreed by the parties, the Inventory Amount as determined by the Independent Valuator in conducting the Inventory Audit shall be binding upon the Sellers and Buyer.

3.4. Indemnity Fund. Notwithstanding anything to the contrary in this Agreement, the Indemnity Amount shall be deposited by Buyer on the Closing Date with The Bank of New York Trust Company, N.A., as indemnity escrow agent (the “Indemnity Agent”). The Indemnity Amount so deposited with the Indemnity Agent shall initially constitute the indemnity escrow fund (the “Indemnity Fund”) to be held and released in accordance with the provisions of Article VIII and the Indemnity Escrow Agreement. Pursuant to the terms and conditions of the Indemnity Escrow Agreement, all interest, dividends and proceeds received on the Indemnity Amount shall be retained by the Indemnity Agent as part of the Indemnity Fund. The Indemnity Fund shall be governed by the terms set forth herein and in the Indemnity Escrow Agreement. The Indemnity Fund shall be available to indemnify the Buyer Group Members from any Loss or Expense as set forth in Article VIII. All fees and Expenses of the Indemnity Agent shall be shared equally by Buyer and Eastern on the one hand and the Sellers on the other as provided in Closing Date Shared Expense Schedule.

3.5. Allocation of Purchase Price. On or before the Closing Date, Buyer, Eastern and the Sellers shall negotiate and draft a schedule (the “Allocation Schedule”) allocating the Purchase Price (including, for the purpose of this Section 3.5, any other consideration paid to the Sellers and the Assumed Liabilities) among the Purchased Assets. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury regulations thereunder. Each of Buyer, Eastern and the Sellers agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule.

ARTICLE IV

CLOSING

4.1. Closing Date. The Closing shall be consummated as promptly as practicable (and in any event no later than five (5) business days) following satisfaction of the conditions precedent contained herein (or such other date as shall be mutually agreed upon by the parties), at a time mutually agreed upon by the parties.

4.2. Closing Date Payment; Buyer’s Closing Deliveries. At Closing, Buyer and/or Eastern shall deliver to the Sellers each of the following:

(a) An amount equal to the Closing Date Payment, by wire transfer of immediately available funds to an account specified by the Sellers;

(b) A certificate, dated as of the Closing Date, signed by an officer of Buyer and Eastern to the effect set forth in clauses (a) and (b) of Section 9.1;

(c) The Instrument of Assignment and Assumption with respect to the File-Transfer Assets, duly executed by an authorized officer of Buyer and Eastern;

(d) The Indemnity Escrow Agreement, duly executed by an authorized officer of Buyer and Eastern;

(e) The Closing Date Shared Expenses Schedule, duly executed by an authorized officer of Buyer; and

(f) Such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

At Closing, Buyer and/or Eastern shall also be permitted to make payments to the Indemnity Escrow Account pursuant to Section 3.2(d).

4.3. Sellers’ Closing Date Deliveries. At or prior to Closing, the Sellers shall deliver to Buyer and/or Eastern (as instructed by Buyer and Eastern) each of the following:

(a) A certificate, dated as of the Closing Date, signed by an officer of FMRX, Familymeds and Arrow to the effect set forth in clauses (a) and (b) of Section 9.2;

(b) Certificates of the secretary or an assistant secretary of each of FMRX, Familymeds and Arrow, respectively, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the certificate or Articles of Incorporation of each of FMRX, Familymeds and Arrow, respectively; (ii) the by-laws (or similar document) of each of FMRX, Familymeds and Arrow, respectively; (iii) the authority of each of FMRX, Familymeds and Arrow, respectively, regarding the due execution and performance of this Agreement and the contemplated transactions; (iv) the good standing of FMRX, Familymeds and Arrow, respectively, in their respective states of incorporation; and (v) the incumbency and signatures of the officers of each of FMRX, Familymeds and Arrow, respectively, executing this Agreement and any document or agreement required to be delivered hereunder;

(c) The Instrument of Assignment and Assumption with respect to the File-Transfer Assets, duly executed by an authorized officer of FMRX, Familymeds and Arrow;

(d) The Indemnity Escrow Agreement, duly executed by an authorized officer of FMRX, Familymeds and Arrow;

(e) The Required Worksite Consents, to the extent obtained by the Sellers, duly executed by an authorized officer of FMRX, Familymeds and Arrow, as applicable, and each third party to such Assumed Worksite Agreement;

(f) The Other Lease Amendments and the Required Lease Consents, in each case to the extent obtained by the Sellers, duly executed by an authorized officer of FMRX, Familymeds and Arrow, as applicable, and each third party to such Assumed Real Estate Lease;

(g) An opinion of counsel to the Sellers with respect to the matters set forth on Exhibit D;

(h) The Patient Charges Certificate with respect to the File-Transfer Locations;

(i) Any documents required to be delivered by the Sellers to release all Encumbrances (except Permitted Encumbrances) on the Purchased Assets, including customary pay-off letters or similar acknowledgements of the discharge of any indebtedness for borrowed money of the Sellers setting forth the amount owed as of the Closing Date and indicating that upon payment of such amount, such indebtedness will be discharged in full and all related Encumbrances (except Permitted Encumbrances) on the Purchased Assets will be released and removed;

(j) The Powers of Attorney as contemplated by Section 7.14(c), duly executed by authorized officers of FMRX, Familymeds and Arrow;

(k) Unless the Tupelo Property is excluded pursuant to Section 7.22, a deed with respect to the Tupelo Property duly executed by the Sellers;

(l) The Estimated Inventory Certificate;

(m) The Closing Date Shared Expenses Schedule, duly executed by an authorized officer of FMRX, Familymeds and Arrow;

(n) Possession of the File-Transfer Inventory and the File-Transfer Records in accordance with Section 7.3;

(o) A schedule showing the amount of accrued and unpaid sales and use Taxes as of a date within five (5) days of the Closing Date; and

(p) Such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

4.4. Inventory Closing Date Payment; Sellers’ Inventory Closing Deliveries. Each of Buyer, Eastern and the Sellers will use its commercially reasonable efforts to consummate the applicable Inventory Closing Dates as soon as practical following the later of the Closing Date or the applicable Installation on a mutually agreed upon schedule. On the applicable Inventory Closing Date with respect to each Location, Buyer and/or Eastern will pay to the Sellers the applicable Inventory Closing Date Payment, and the Sellers shall deliver to Buyer and/or Eastern (as instructed by Buyer and Eastern):

(a) The Instrument of Assignment and Assumption with respect to the Purchased Assets for such Location;

(b) All Record Data related to such Location in accordance with Section 7.3; and

(c) With respect to the Operate Location Pharmacies, the Patient Charges Certificate related to such Location.

On each Inventory Closing Date, Buyer and/or Eastern shall also be permitted to make payments to the Indemnity Escrow Account permitted pursuant to Section 3.2(d).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FMRX, FAMILYMEDS AND ARROW

Except as otherwise set forth in reasonable detail in the FMRX SEC Reports filed with the SEC prior to the date hereof (but not including any exhibits (other than FMRX’s consolidated financial statements) or schedules thereto or forward-looking statements contained in the FMRX SEC Reports) or the Disclosure Schedules (which Disclosure Schedules set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Disclosure Schedules relates; provided, however, that any information set forth in one Section of the Disclosure Schedules will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent from the face of the disclosure), FMRX, Familymeds and Arrow, as applicable, represent and warrant to Buyer and Eastern as follows:

5.1. Organization and Authority.

(a) FMRX is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and other authority, subject to the FMRX Stockholder Approval, to execute, deliver and perform this Agreement, the Indemnity Escrow Agreement and all other documents and agreements required to be delivered hereunder. This Agreement, the Indemnity Escrow Agreement and the transactions contemplated hereby and thereby have been approved by the Board of Directors of FMRX. This Agreement has been duly authorized, executed and delivered by FMRX and, subject to the FMRX Stockholder Approval, is the legal, valid and binding obligation of FMRX enforceable in accordance with its terms, and the Indemnity Escrow Agreement and all other documents and agreements required to be delivered hereunder, have been duly authorized by FMRX and upon execution and delivery thereof by FMRX will be legal, valid and binding obligations of FMRX enforceable in accordance with their terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles. The approval of the holders of FMRX’s outstanding common stock in compliance with FMRX’s bylaws and Section 78.565 of the NRS (the “FMRX Stockholder Approval”) is the only action of any holders of capital stock of FMRX that is necessary for the approval of this Agreement and the transactions contemplated hereby by the holders of FMRX’s capital stock.

(b) Familymeds is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and has the corporate power and other authority to execute, deliver and perform this Agreement, the Indemnity Escrow Agreement and all other documents and agreements required to be delivered hereunder. This Agreement, the Indemnity Escrow Agreement and the transactions contemplated hereby have been approved by the Board of Directors of Familymeds. This Agreement has been duly authorized, executed and delivered by Familymeds and is the legal, valid and binding obligation of Familymeds enforceable in accordance with its terms, and the Indemnity Escrow Agreement and all other documents and agreements required to be delivered hereunder, have been duly authorized by Familymeds and upon execution and delivery thereof by Familymeds will be legal, valid and binding obligations of Familymeds enforceable in accordance with their terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles. The approval of FMRX, as sole shareholder of Familymeds, is the only action of any holder of capital stock of Familymeds that is necessary for the approval of this Agreement and the transactions contemplated hereby by the holders of Familymeds’ capital stock.

(c) Arrow is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and has the corporate power and other authority to execute, deliver and perform this Agreement, the Indemnity Escrow Agreement and all other documents and agreements required to be delivered hereunder. This Agreement, the Indemnity Escrow Agreement and the transactions contemplated hereby have been approved by the Board of Directors of Arrow. This Agreement has been duly authorized, executed and delivered by Arrow and is the legal, valid and binding obligation of Arrow enforceable in accordance with its terms, and the Indemnity Escrow Agreement and all other documents and agreements required to be delivered hereunder, have been duly authorized by Arrow and upon execution and delivery thereof by Arrow will be legal, valid and binding obligations of Arrow enforceable in accordance with their terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles. The approval of FMRX, as sole shareholder of Arrow, is the only action of any holder of capital stock of Arrow that is necessary for the approval of this Agreement and the transactions contemplated hereby by the holders of Arrow’s capital stock.

5.2. No Conflicts. Subject to the FMRX Stockholder Approval, the filing of the FMRX Proxy Statement and obtaining any consents set forth on Schedule 5.2 or Exhibit B, neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will: (a) conflict with, result in a material breach of the terms, conditions or provisions of, or constitute a material default, a material event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (i) the articles or certificate of incorporation or bylaws of any of the Sellers or (ii) any Assumed Contract or material Contract, agreement or understanding to which any of the Sellers is a party; (b) conflict with any order from a Governmental Body or any Requirements of Law to which any of the Purchased Assets is subject or by which any of the Sellers is bound; or (c) require in any material respect, the approval, consent, authorization or act of, or the making by any of the Sellers of any declaration, filing or registration with, any Person, except as provided under the HSR Act.

5.3. Taxes.

(a) Except as set forth on Schedule 5.3, (i) the Sellers have, in respect of the Business and the Purchased Assets, filed all Tax Returns which are required to be filed and have paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable or for which Buyer or Eastern may otherwise have any transferee liability; (ii) all such Tax Returns are complete and accurate in all material respects; (iii) the Sellers’ Tax Returns in respect of the Business and the Purchased Assets for taxable periods for which the period of limitations for the assessment of Taxes has not expired have not been audited by the relevant taxing authorities; (iv) no Seller is currently the beneficiary of any extension of time within which to file any Tax Return in respect of the Business and the Purchased Assets; (v) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Business and the Purchased Assets, and, to the best of the Sellers’ knowledge, no basis exists therefor; (vi) the Sellers have not waived or been requested to waive any statute of limitations in respect of Taxes associated with the Business and the Purchased Assets which waiver is currently in effect; (vii) all Taxes required to be withheld by the Sellers (including from employees of the Business for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business; and (viii) none of the Purchased Assets is properly treated as owned by persons other than the Sellers for income Tax purposes.

(b) No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury regulations thereunder. Except as set forth on Schedule 5.3, no payment, or other benefit to any Transferred Employee, and no vesting of any options, payments or other benefits to any Transferred Employee will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code and the Treasury regulations thereunder be presumed to be) a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

(c) None of the Sellers is a “foreign person” within the meaning of Section 1445 of the Code.

5.4. Title and Sufficiency. The Sellers own all of the Purchased Assets, free and clear of all Encumbrances (except (a) Permitted Encumbrances, (b) Encumbrances under the terms of the Sellers’ indebtedness as set forth on Schedule 5.4, all of which shall be released as of the Closing Date or the applicable Inventory Closing Date, (c) restrictions on assignability or changes in ownership set forth in Assigned Contracts or under applicable Requirements of Law, and (d) as set forth in Schedule 5.4). The Sellers have good and marketable title to the Tupelo Property free and clear of all Encumbrances (except Permitted Encumbrances and except as set forth on Schedule 5.4). On the Closing Date or the applicable Inventory Closing Date, the Sellers will transfer to Buyer and Eastern all of the Purchased Assets subject to no Encumbrances (except Permitted Encumbrances and Encumbrances of the kind referred to in clause (c) of the parenthetical in the immediately preceding sentence). Except for corporate and administrative services, on-site technology, software, corporate-level equipment, “point of sale” systems, computers, any leased equipment that is not subject to an Assumed Contract, third-party payor agreements and any non-transferable permits from any Governmental Body, the Purchased Assets constitute all the assets necessary, in all material respects, for the operation of the Purchased Worksite Pharmacies and the Purchased Operate Location Pharmacies as currently conducted.

5.5. Financial Schedules. Set forth on Schedule 5.5 are selected unaudited prescription operations data (the “Rx Operations Data”) for each of the Operate Location Pharmacies, Existing Worksite Pharmacies and File-Transfer Locations, in each case, for the period commencing January 1, 2006 and ending November 25, 2006, and (ii) unaudited total revenues reports and certain unaudited balance sheet data (subject to purchase) and unaudited selling, general and administrative expenses for (w) each of the Operate Location Pharmacies, Existing Worksite Pharmacies and File-Transfer Locations, (x) Sellers’ pharmacies not being purchased by Buyer or Eastern, (y) Sellers’ corporate and administrative services, and (z) Sellers’ other businesses, including its internet business (collectively, the “Revenue, SG&A and Balance Sheet Data”), in each case as of (in the case of the balance sheet data) and for the period ended (in the case of the revenue and selling, general and administrative data) September 30, 2006 (the “Balance Sheet Date”). The Rx Operations Data and the Revenue, SG&A and Balance Sheet Data have been compiled from source books, records, pharmacy system and financial reports of FMRX and its Subsidiaries. The Rx Operations Data and the Revenue, SG&A and Balance Sheet Data fairly reflects in the aggregate, in all material respects, the prescription operating data, revenues and balance sheet data (subject to purchase), and the selling, general and administrative expenses, in each case, for the locations specified on Schedule 5.5 and for the periods set forth therein. The Sellers cost files for inventory at any date, and from time to time, reflect the actual costs of inventory that would be charged by McKesson or other applicable suppliers as of such date.

5.6. No Undisclosed Liabilities. The Sellers have no material liabilities, claims or indebtedness related primarily to the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, whether due or to become due, except liabilities that (i) are set forth in the financial schedules in Schedule 5.5 or in the FMRX SEC Reports filed with the SEC prior to the date hereof or (ii) were incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and are of the same nature and amount as the liabilities set forth on Schedule 5.5.

5.7. Absence of Certain Changes or Events. From the Balance Sheet Date through the date hereof, the Sellers have conducted the Business in the ordinary course in all material respects consistent with past practice, and, since such date, there has not been any Material Adverse Effect. Except as set forth in Schedule 5.7, from the Balance Sheet Date through the date hereof, the Sellers have not taken any action that, if taken after the date of this Agreement, would constitute a breach of Section 7.6 hereof.

5.8. SEC Filings. FMRX has made available to Buyer (through reference to documents filed by EDGAR or otherwise) accurate and complete copies of all FMRX SEC Reports. As of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the filing date of such amending or superseding filing), all of the FMRX SEC Reports (i) were prepared in accordance with and complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such FMRX SEC Reports and, (ii) to the Knowledge of FMRX, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.9. Assumed Contracts. The Sellers have made available to Buyer true, correct and complete copies of all of the Contracts listed on Schedule 5.9, including all Real Estate Leases and Worksite Agreements, together with all modifications and supplements thereto (the “Assumed Contracts”). Each of the material Assumed Contracts is in full force and effect in accordance with its terms. None of the Sellers is in breach of any of the material provisions of any such material Assumed Contract, nor, to the Knowledge of the Sellers, is any other party to any such material Assumed Contract in default thereunder. Each of the Sellers have performed all material obligations required to be performed by it to date under each material Assumed Contract.

5.10. Suppliers, Distributors and Third Party Payors. Set forth in Schedule 5.10 are the names and addresses of (during the twelve months ending December 31, 2006) (a) the ten (10) largest suppliers or wholesalers to the Sellers, measured by value of goods supplied, (b) all Persons who have, since January 1, 2006, provided shipping and distribution services to the Business in excess of $25,000 in fees, and (c) the Sellers’ twenty-five (25) largest payors, measured by percentage of revenue. To the Knowledge of the Sellers, as of the date hereof, no distributor, payor, wholesaler, customer, supplier or other Person with a material business relationship with the Sellers has any intention to cease or substantially reduce the use or supply of products, goods or services of or to the Business or return any products of the Business,

5.11. Prescription Volume. Schedule 5.11 sets forth, as of the date of this Agreement, the average weekly prescription count at each of the Operate Location Pharmacies, Worksite Pharmacies and File-Transfer Locations over the preceding twelve months (the “Current Prescription Volume”). Such prescriptions have arisen from bona fide, legal transactions.

5.12. Owned Real Property. Except for the Tupelo Property, the Sellers do not own, beneficially or of record, any real property used in the Business. Except as set forth on Schedule 5.12, none of the Sellers has granted any leasehold interests or other rights to any third parties with respect to the Tupelo Property. All public utilities, including water, sewer, gas, electric, telephone and drainage facilities, give adequate service to the Tupelo Property, and the Tupelo Property has unencumbered access to and from publicly dedicated streets, the responsibility for maintenance of which has been accepted by the appropriate Governmental Body. Complete and correct copies of any title policies, surveys, appraisals and environmental reports in the Sellers’ possession or any policies of title insurance currently in force and in the possession of the Sellers with respect to the Tupelo Property have heretofore been delivered by the Sellers to Buyer.

5.13. Leased Real Property.

(a) The Real Estate Leases and Worksite Agreements set forth on Exhibit B comprise all leasehold interests in the Premises. None of the Sellers have pledged, encumbered or hypothecated its right, title or interest in any Real Estate Lease, Worksite Agreement or Premises. The Sellers have provided Buyer with true and correct copies of each Real Estate Lease and Worksite Agreement and all amendments, addendums and attachments thereto. Subject to obtaining the Required Lease Consents and subject to the occurrence of the Closing, the Sellers will transfer to Buyer or Eastern, as applicable, the Sellers’ interests in the leasehold estates covered by the Assumed Real Estate Leases free of any Encumbrance granted by any of the Sellers. Subject to obtaining the Required Worksite Consents subject to the occurrence of the Closing, the Sellers will transfer to Buyer or Eastern, as applicable, the Sellers’ interests in the leasehold estates covered by the Assumed Worksite Agreements free of any Encumbrances granted by any of the Sellers. The Sellers enjoy peaceful and undisturbed possession of all the Premises, and each of the Sellers have in all material respects performed all the obligations with respect thereto required through the date of this Agreement to be performed by it.

(b) No Seller is, or, to the Knowledge of the Sellers, alleged to be, in material breach or default under any Real Estate Lease or Worksite Agreement and, to the Knowledge of the Sellers, there is no event that, but for the passage of time or the giving of notice or both, would constitute or result in any such material breach or default. To the Knowledge of the Sellers, no third party to any Real Estate Lease or Worksite Agreement is in material breach or default of any Real Estate Lease or Worksite Agreement. To the Knowledge of the Sellers, there is no event that, but for the passage of time or the giving of notice or both, would constitute or result in any such material breach or default.

(c) The Tupelo Property is not, and, to the Knowledge of the Sellers, none of the Premises are, subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the Knowledge of the Sellers, no such condemnation or other taking is threatened or contemplated.

5.14. Personal Property. Schedule 5.14 contains a list of all machinery, equipment, vehicles, furniture and other tangible personal property (other than inventory) owned by the Sellers having an original cost of $2,500 or more and used in or relating to the Business (not including the File-Transfer Locations). The property listed on Schedule 5.14 is and shall be as of the applicable Inventory Closing Date in good working order and condition, in all material respects, free of defect or damage, ordinary wear and tear excepted. Between the date hereof and the applicable Inventory Closing Date, there will not be a material reduction in the property listed on Schedule 5.14. Except for leases of computers, photocopiers, postage machines and other similar office equipment, there is no personal property leased to Sellers located at any of the Locations. Within thirty (30) days of the date hereof, Sellers shall deliver to Buyer a list of all such equipment subject to a lease. To the extent Buyer or Eastern desire to assume any such lease, Sellers shall use commercially reasonable efforts to assign such lease (or the applicable portion thereof) to Buyer or Eastern, as applicable.

5.15. Intellectual Property; Software.

(a) Schedule 5.15(a) contains a list of all registered Copyrights, applications to register Copyrights, in each case, owned by any of the Sellers with respect to the Worksite Pharmacies, and Patent Rights and Trademarks (including all assumed or fictitious names under which any of the Sellers are conducting business or have within the previous five years conducted business) owned by, licensed to or used by any of the Sellers with respect to the Worksite Pharmacies.

(b) Schedule 5.15(b) contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by any of the Sellers with respect to the Worksite Pharmacies, except Software licensed to any of the Sellers that is commercially available and subject to “shrink-wrap,” “click-through” or similar license agreements.

(c) Schedule 5.15(c) contains a list and description of all material agreements, Contracts, licenses, sublicenses, assignments and indemnities with respect to the Worksite Pharmacies that relate to: (i) any Copyrights, Patent Rights or Trademarks required to be identified on Schedule 5.15(a); (ii) any Trade Secrets owned by or licensed to any of the Sellers or (iii) any Software required to be identified on Schedule 5.15(b).

(d) Except as expressly stated in Schedule 5.15(d): (i) the Intellectual Property included in the Purchased Assets is not subject to any license (royalty bearing or royalty free) and is not subject to any other arrangement requiring any payment to any Person or the obligation to grant rights to any Person in exchange; (ii) the Licensed Rights included in the Purchased Assets are free and clear of any royalties, obligations or Encumbrances; and (iii) the Sellers have the sole and exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property included in the Purchased Assets.

(e) Except as expressly stated in Schedule 5.15(e), the Intellectual Property and the Licensed Rights included in the Purchased Assets are in all material respects valid and in force, and the validity of the Intellectual Property and title thereto and validity of the Licensed Rights included in the Purchased Assets: (i) have not been questioned in any prior action, suit, investigation or proceeding; (ii) are not being questioned in any pending action, suit, investigation or proceeding; and (ii) to the Knowledge of the Sellers, are not the subject(s) of any threatened action, suit, investigation or proceeding.

(f) Except as expressly stated in Schedule 5.15(f): (i) the Worksite Business, as presently conducted, does not conflict with and, to the Knowledge of the Sellers, has not been alleged to conflict with any Patents, Trademark, Trade Secret, Copyrights or other rights of others; (ii) the consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property or the right to use any of the Licensed Rights included in the Purchased Assets; and (iii) there are no third parties using any of the Intellectual Property that is material to the Worksite Business as presently conducted.

(g) Except as expressly stated in Schedule 5.15(g): (i) the Sellers own, or possesses valid rights to, all Software that is material to the conduct of the Worksite Business; and (ii) there are no infringement suits, actions or proceedings pending or, to the Knowledge of the Sellers, threatened against any of the Sellers with respect to any Software owned or licensed by the Sellers.

5.16. Employee Matters.

(a) Set forth on Schedule 5.16(a) is a list of all employees of the Sellers who are employed at any of the Operate Location Pharmacies, Worksite Pharmacies or File-Transfer Locations on the date hereof (each, a “Business Employee”), including their full legal name, position, salary, bonus and other compensation information. Schedule 5.16(a) shall be updated as necessary to reflect new hires or other personnel changes occurring between the date hereof and Closing or to add employees, other than Business Employees, whom Buyer (in consultation with such employee) hires in connection with this transaction. Except set forth on Schedule 5.16(a), no Seller is bound by any oral or written employment agreement, consulting agreement, or deferred compensation agreement, in each case with respect to any Business Employee. Except as described on Schedule 5.16(a), no Business Employee is a party to any collective bargaining agreement. As related to the Business Employees, no Seller is nor has ever been subject to any affirmative action obligations under any Requirements of Law with respect to any current or former Business Employees, including Executive Order 11246, or is or has been a government contractor for purposes of any Requirements of Law with respect to the terms and conditions of employment of any current or former Business Employees.

(b) Set forth on Schedule 5.16(b) is a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, retention, severance or similar Contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance or retention benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by FMRX or any of its Affiliates or by which any of them are bound, and which covers any Business Employee as of the date hereof (all of the foregoing collectively referred to as the “Employee Plans”). Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified, and no fact or event has occurred since the date of such determination letter that would reasonably be expected to adversely affect such qualification. Each Employee Plan is now and has been operated in all material respects in accordance with its terms and the Requirements of Law, including ERISA and the Code. FMRX has made all required contributions to the Employee Plans, except for any contribution which is not yet due and payable. None of the Purchased Assets is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code.

5.17. Employee Relations. Except as set forth in Schedule 5.17, with respect to the Business, each of the Sellers have complied in all material respects with all applicable Requirements of Laws relating to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of the Business and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. Each of the Sellers believe that, as of the date hereof, its relations with its employees with respect to the Business are satisfactory. No Seller is a party to, and no Seller with respect to the Business is affected by or, to the Knowledge of Sellers, threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of such Seller with respect to the Business. No Seller, with respect to the Business, is adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of such Seller with respect to the Business. Schedule 5.17 sets forth a description of any union organizing or election activities involving any non-union employees of any of the Sellers with respect to the Business that have occurred since January 1, 2005 or, to the Knowledge of the Sellers, are threatened as of the date hereof.

5.18. Legal Proceedings.

(a) Except as described in Schedule 5.18, there are no material claims, actions, suits or proceedings pending or, to the Sellers’ Knowledge, threatened by or against any of the Sellers relating to or affecting the Business or the Purchased Assets.

(b) Except as described in Schedule 5.18, there are no material judgments, decrees, orders, writs, injunctions, rulings, decisions or awards of any court or Governmental Body to which the Business or any of the Purchased Assets is subject. No Seller has received any notice of material complaints filed against such Seller under HIPAA or applicable patient privacy and data protection laws and, to the Sellers’ Knowledge, no such violation exists.

5.19. Compliance With Law; Permits; Medicare and Medicaid.

(a) Each of the Sellers have obtained all material licenses, permits, approvals and other authorizations from a Governmental Body that are necessary to entitle the Sellers to own or lease, and operate and use the Purchased Assets and to carry on the Business as currently conducted. Schedule 5.19 sets forth a list of all such material licenses, permits, approvals and other authorizations used in the Business (collectively, the “Permits”), and Sellers shall provide a list of all NCPDP, Medicare, Medicaid or other billing or similar numbers used in the Business no later than 10 days after the date hereof.

(b) No Seller is in violation, nor has been in violation in the preceding three years, in any material respect of any Requirements of Laws with respect to the Business or the Purchased Assets. None of the Sellers nor, to the Knowledge of the Sellers, anyone acting on behalf of the Sellers has received or filed for any Medicare or Medicaid overpayments. To the Sellers’ Knowledge, all Medicare, Medicaid and third party reports and claims filed or required to be filed by or on behalf of the Sellers have been timely filed and are complete and accurate in all material respects. Such reports and claims properly claim and disclose all information and other items to be disclosed for the periods covered thereby. None of the Sellers, any director, officer or employee of the Sellers or any Affiliate of the Sellers has been excluded from participation in any government healthcare payment program, including Medicare or Medicaid, nor are any of the foregoing Persons aware of any pending or threatened investigation or government action that may lead to such exclusion, fine or other remedy.

(c) Without limiting the generality of the foregoing,

(i) to the Knowledge of the Sellers except as set forth on Schedule 5.19, (x) no payment program, including Medicare, TRICARE, Medicaid, worker’s compensation, Blue Cross/Blue Shield programs, and all other health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, and other third party reimbursement and payment programs (the “Payment Programs”), has requested or threatened any material recoupment, refund, or set-off from any of the Sellers except in the ordinary course of the Business consistent with past practice; and (y) since January 1, 2005, no Payment Program has imposed a fine, penalty or other sanction on any of the Sellers and no Seller has been excluded or suspended from participation in any material Payment Program; and

(ii) since January 1, 2005, none of the Sellers, nor, to the Knowledge of the Sellers, any employee, with respect to actions taken in connection with their employment by the Sellers, (A) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (B) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), including Medicare or Medicaid, nor, to the Knowledge of the Sellers, are any of the foregoing Persons aware of any pending or threatened investigation or government action that would be reasonably likely to lead to such an exclusion, (C) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance, (D) has failed to comply with the requirements of Section 340B of the Public Health Service Act, (E) is now or has ever been listed on the office of the Inspector General’s excluded persons list, or (F) has been a party to or subject to any action concerning any of the matters described above in clauses (A) through (E).

(d) Except as may be disclosed in any environmental audit, assessment or study conducted pursuant to Section 7.22, none of the Sellers has, and to the Sellers’ Knowledge, no other Person has, used any Hazardous Substances, or placed or stored any Hazardous Substances at, in, under, or about, either the Purchased Assets (other than the File-Transfer Locations) or the Premises in a manner that requires response, remedial, corrective action or cleanup of any kind under any applicable Environmental, Health and Safety Requirements and no Hazardous Substances generated by the operation of the Business or Purchased Assets have be sent for treatment or disposal at any site that requires response, remedial, corrective action or cleanup of any kind under any applicable Environmental, Health and Safety Requirements.

5.20. Warranties. Except as set forth on Schedule 5.20, all pharmaceuticals and other products marketed, sold, distributed, delivered or licensed by the Sellers or their Affiliates with respect to the Business at any time since May 1, 2003 have been in conformity, in all material respects, with all applicable express or implied warranties.

5.21. Sale Process. Schedule 5.21, sets forth a materially complete description of the Sale Process undertaken by FMRX and its agents in offering the Purchased Assets for sale to third parties and a substantially similar description will be included in the FMRX Proxy Statement. FMRX and its agents acted diligently, in good faith and at arm’s length to achieve the highest value in the marketing of the Purchased Assets and the solicitation of proposals from potential purchasers.

5.22. Fairness Opinion. FMRX has received an opinion from JMP Securities dated as of February 7, 2007, to the effect that, as of such date, and subject to the qualifications, limitations and assumptions set forth therein, assuming consummation of certain transactions (including the transactions contemplated by this Agreement) and actions authorized by the Plan of Complete Liquidation and Dissolution, the consideration to be received by holders of the common stock of FMRX would be fair, from a financial point of view, all as more fully set forth in such fairness opinion (the “Fairness Opinion)”. A true, correct and complete copy of the Fairness Opinion has been delivered to the Buyer as of the date hereof.

5.23. Solvency.

(a) The Sellers are and will be Solvent as of the Closing Date and the transactions contemplated by this Agreement will not render the Sellers Insolvent.

(b) As of the Closing Date, no Seller is engaged in business or transactions, nor is about to engage in business or transactions, for which any property remaining with such Seller immediately after the Closing Date constitutes unreasonably small capital with which to engage in such business or transactions.

(c) By entering into this Agreement and consummating the transactions contemplated in this Agreement, none of the Sellers intend to incur, nor believe that it will incur, debts that will be beyond such Seller’s ability to pay as such debts mature.

(d) The Sellers are not entering into the transactions contemplated by this Agreement or incurring any obligation pursuant to this Agreement with the intent to hinder, delay or defraud any creditor to which the Sellers are indebted on the Closing Date or any creditor to which the Sellers may become indebted after the Closing Date.

5.24. Affiliate Transactions. Except as set forth on Schedule 5.24, no Affiliate of any of the Sellers and no employee, officer or director of any of the Sellers or any of their respective Affiliates (a) owns, directly or indirectly, in whole or in part, any Permits, real property, leasehold interests or other property, the use of which is necessary for the operation of the Business (other than with respect to the File-Transfer Locations), (b) has any claim or cause of action or any other action, suit or proceeding against, or owes any amount to any of the Sellers related to the Business, or (c) is a party to any Contract related to the Business (other than with respect to the File-Transfer Locations) pursuant to which any of the Sellers provide to, or receive services from, any such Person, except as to any such individual in his or her capacity as a Business Employee.

5.25. Broker. Except as set forth on Schedule 5.25, none of the Sellers, nor any Person acting on any of the Sellers’ behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER AND EASTERN

As an inducement to the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Eastern, as applicable, hereby represent and warrant to each of the Sellers and agree as follows:

6.1. Organization of Buyer and Eastern. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has full corporate power and authority to carry on its business as now conducted. Eastern is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full corporate power and authority to carry on its business as now conducted

6.2. Authorization. Each of Buyer and Eastern has the full corporate power and authority to enter into this Agreement, the Indemnity Escrow Agreement and all documents and agreements required to be delivered hereunder to which Buyer or Eastern is or will be a party, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. The execution, delivery and performance by each of Buyer and Eastern of this Agreement, the Indemnity Escrow Agreement and the actions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of each of Buyer and Eastern and no other corporate proceedings on the part of Buyer and Eastern are necessary with respect hereto or thereto. This Agreement has been duly authorized, executed and delivered by each of Buyer and Eastern and is the legal, valid and binding obligation of Buyer and Eastern enforceable in accordance with its terms, and the Indemnity Escrow Agreement and all other documents and agreements required to be delivered hereunder by either Buyer or Eastern have been duly authorized by Buyer and Eastern, as applicable, and upon execution and delivery by Buyer and Eastern will be a legal, valid and binding obligation of Buyer and Eastern enforceable in accordance with their terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

6.3. Non-Contravention. Neither the execution and delivery of this Agreement, the Indemnity Escrow Agreement or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, in each case by Buyer and Eastern, as applicable, will:

(a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon, any of the assets of Buyer or Eastern, under (i) the certificate of incorporation or by-laws of Buyer or Eastern, (ii) any material agreement, note, instrument, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer or Eastern is a party or any of their respective assets or business is subject or by which Buyer or Eastern is bound, (iii) any order, writ, injection or decree to which Buyer or Eastern is a party or any of their respective assets or business is subject or by which Buyer or Eastern is bound or (iv) any Requirements of Laws affecting Buyer or Eastern or their respective assets or business, except as provided under the HSR Act; or

(b) require the approval, consent, authorization or act of, or the making by Buyer or Eastern of any declaration, filing or registration with, any Person, and such other approvals, consents, authorizations or acts the failure of which to be obtained or made would not materially impair the ability of Buyer or Eastern to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

6.4. Sufficient Funds. Buyer and Eastern have, and on the Closing Date and the Inventory Closing Dates, as applicable, will have, sufficient funds available to enable Buyer and Eastern to pay the Purchase Price pursuant to the terms of this Agreement. Buyer and Eastern will not require any third party financing to consummate the transactions contemplated by this Agreement

6.5. No Other Representations or Warranties. Buyer and Eastern acknowledge that none of the Sellers nor any other Person is making or has made any express or implied representation or warranty with respect to any of the Sellers or any of their respective Affiliates, except as expressly set forth in this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Employees.

(a) Unless otherwise agreed to by Buyer, between the date hereof and the applicable Inventory Closing Date, the Sellers shall (i) continue to offer employment to each of the Business Employees, subject to normal workplace practices and discipline, and (ii) not transfer the Business Employees, or offer the Business Employees an employment position, outside of the Purchased Operate Location Pharmacies, Purchased Worksite Pharmacies or File-Transfer Locations, in each case except for short-term assignments that terminate prior to the applicable Inventory Closing Date as required for the prudent operation of the Sellers’ business, taken as a whole. In addition, between the date hereof and the applicable Inventory Closing Date, the Sellers shall inform Buyer if any Business Employee has terminated or given notice of their termination of employment at the Purchased Operate Location Pharmacies, Purchased Worksite Pharmacies or File-Transfer Locations.

(b) After the applicable Inventory Closing Date for the respective Location, Buyer shall offer employment to all or substantially all of the Business Employees from such Location who satisfy Buyer’s generally-applicable hiring standards. The foregoing shall be applicable with respect to any such Business Employee who is absent from active employment as of the Closing Date only to the extent that the Employee has legally-protected reemployment rights. Such a Business Employee described in the preceding sentence who presents himself or herself to Buyer ready for active work within the time required by law to preserve such legally-protected reemployment rights shall be offered employment by Buyer as of the date on which he or she presents himself or herself to Buyer ready for active work. Any employees who accept Buyer’ offer of employment (each, a “Transferred Employee”) shall be employed on substantially similar terms as currently available to similarly situated employees of Buyer. Any Transferred Employee will be deemed terminated by the Sellers and hired by Buyer, effective upon the hiring of such employee by Buyer. Any Business Employee who is not a Transferred Employee will be terminated or retained by the Sellers, in their discretion.

(c) Nothing herein contained shall be considered or construed as an agreement to employ any Business Employee for any period of time. Buyer assumes no obligation with respect to any of the Sellers’ employees, whether hired by Buyer or not, for any benefit, perquisite or remuneration accrued or earned while under the Sellers’ employ. Without limiting the generality of the foregoing, Buyer shall have no obligation or liability for such employees’ accrued vacation time, bonuses, awards, commissions, salaries, reimbursements of any kind, health or disability benefit, insurance, severance pay, pension or profit sharing interests or any other benefits, compensation or remuneration of any nature whatsoever.

(d) The benefits of Transferred Employees under the Employee Plans (if and to the extent applicable) will be determined as of Closing in accordance with the terms of the applicable Employee Plans. Except as expressly set forth herein, no assets or liabilities of any Employee Plan shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates.

(e) Buyer will make available to Transferred Employees such benefits as are currently made available to similarly situated employees of Buyer. Within the time period required by applicable law, the Sellers shall pay to each Transferred Employee the amount of all accrued unpaid vacation pay credited to the Transferred Employee as of the applicable Inventory Closing Date. Buyer will cause all employee benefit plans and programs of Buyer and its Affiliates to recognize all service of Transferred Employees with the Sellers or any of their respective Affiliates (to the extent such service was recognized under the comparable Employee Plans as of the applicable Inventory Closing Date) for purposes of vesting and eligibility under Buyer’s employee benefit plans (other than any retiree health benefit plan) and for purposes of determining the length of annual vacation, number of sick days and amount of severance benefits.

(f) No provision of this Section 7.1 shall create any third party beneficiary or other rights in any Business Employee (including any beneficiary or dependent thereof, and further including the Transferred Employees) of the Sellers or of any of their respective Affiliates in respect of employment with Buyer or any of its Affiliates and no provision of this Section 7.1 shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any plan or arrangement which may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after Closing any such plans or arrangements of Buyer or any of its Affiliates.

7.2. Non-competition.

(a) In furtherance of the sale of the Purchased Assets to Buyer and Eastern hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets so sold, for a period of three (3) years after the Closing Date, FMRX shall not, and shall cause its Subsidiaries not to, in any manner whatsoever, directly or indirectly operate, own, lease, engage or participate in as an owner, landlord, partner, employee, joint venturer, shareholder, director, assignor, seller, transferor, or as a sales or marketing agent or otherwise, in, for, or in connection with any Competing Business. For purposes of this Agreement, “Competing Business” means: (i) any Worksite Business or (ii) any retail drug store, clinic pharmacy, pharmacy business or other business which (x) requires a pharmacy license and (y) competes with the Business as conducted by Buyer or Eastern after the date hereof within a radius of five (5) miles from any Operate Location Pharmacies (other than any Excluded Operate Location Pharmacies), any Worksite Pharmacies (other than any Excluded Worksite Pharmacies) or any File-Transfer Locations.

(b) For a period of three (3) years after the Closing Date, FMRX shall not, and shall cause its Subsidiaries not to, directly or indirectly solicit or induce any Person who filled a prescription in the twelve (12) month period ending on the Closing Date at any File-Transfer Locations, Purchased Worksite Pharmacies or Purchased Operate Location Pharmacies to discontinue such Person’s practice of filling prescriptions at such Locations.

(c) For a period of three (3) years after the Closing Date, to the extent that any of the Sellers remain a party to any Real Estate Lease at any File-Transfer Location or own the real property at a File-Transfer Location after the Closing Date, FMRX shall not, and shall cause its Subsidiaries not to, transfer, lease or sublease the real property at such File-Transfer Location to any Competing Business. In addition, the parties agree to the matters set forth in Schedule 7.2(c).

(d) For a period of two (2) years after the Closing Date, FMRX shall not, and shall cause its Subsidiaries not to, solicit, recruit or hire any employee of the Business at the date of this Agreement who becomes a Transferred Employee and shall not encourage any such employee to leave the employment of Buyer or Eastern; provided, that the provisions of this Section 7.2(d) shall not apply with respect to any employee who responds to a public advertisement by FMRX.

(e) Each of the Sellers covenants and agrees that, except as required by any Requirements of Law, it shall not and it shall use commercially reasonable efforts to ensure that its Affiliates do not, divulge to any Person any Confidential Information of Buyer or Eastern or the Business.

(f) The parties hereby recognize, acknowledge and agree that the territorial and time limitations contained in this Agreement are reasonable and properly required for the adequate protection of the business to be conducted by Buyer and Eastern with the Purchased Assets. The parties further agree that the geographical and temporal restrictions referred to in this Section 7.2 are divisible and severable. The parties acknowledge that inclusion of this Section 7.2 in the Agreement is a material inducement to Buyer and Eastern to enter into this Agreement and pay the Purchase Price

(g) Notwithstanding the foregoing, nothing in this Section 7.2 shall prevent the Sellers or their successors from (i) owning and operating the Excluded Businesses in their current locations or (ii) purchasing or otherwise acquiring, up to a non-controlling interest, of any class of securities of any Competing Business enterprise that may be competitive with Buyer and Eastern and the Purchased Operate Location Pharmacies or the Purchased Worksite Pharmacies (but without other participation in the activities of such enterprise) as long as such securities are listed on any national or regional securities exchange or have been registered under Section 12 of the Exchange Act.

7.3. Records and Data.

(a) The parties agree that Buyer and the Sellers will engage Infowerks (the “Data Converter”) to convert the Sellers’ prescription file and record data in electronic form that are included in the Purchased Assets (the “Record Data”) to a format specified by Buyer. After obtaining the FMRX Stockholder Approval, the Sellers shall provide such access, information and cooperation to the Data Converter as may be required to enable the Data Converter to deliver the Record Data to Buyer (i) with respect to each of the File-Transfer Locations, at least two (2) business days prior to the Closing Date and (ii) with respect to each of the Purchased Operate Location Pharmacies and Purchased Worksite Pharmacies, at least two (2) business days prior to the applicable Inventory Closing Date; provided, that prior to the applicable Inventory Closing Date (or, with respect to the File-Transfer Records, the Closing Date) such Record Data shall be maintained and segregated in Buyer’s computer systems and access to such data shall not be transferred and made accessible to any pharmacy locations until the applicable Inventory Closing Date (or, with respect to the File-Transfer Records, the Closing Date), and shall be limited to corporate-level employees and only for purposes of quality assurance and preparing to transition such data from the Sellers to Buyer; provided, further, that if any Inventory Closing Date does not occur within 90 days of the Closing Date, Buyer shall delete and destroy the applicable Record Data (and any copies thereof) so that such Record Data may not be accessed by Buyer or Eastern or any of their respective Affiliates. In the event that the Sellers fail to comply with their obligations as set forth in this Section 7.3(a) and as a result of such failure the Record Data is not or cannot be delivered from Buyer’s corporate-level systems to the applicable pharmacy systems as of the applicable Inventory Closing Date, Buyer, at Buyer’s sole discretion, may delay the applicable Inventory Closing Date until the Record Data is delivered to Buyer’s pharmacy systems. For the avoidance of doubt, the costs and Expenses of the Data Converter are to be shared equally by Buyer, on the one hand, and the Sellers, on the other hand, as part of the Inventory Closing Shared Expense Amount. Notwithstanding anything else to the contrary, upon Buyer’s receipt of the File-Transfer Records pursuant to this Section 7.3(a), Buyer or Eastern, as applicable, will be obligated to pay to Sellers the portion of the Purchase Price allocable to such File-Transfer Records, Sellers will be obligated to sell, transfer and assign to Buyer or Eastern all of its rights, title and interest to such File-Transfer Records, free and clear of all Encumbrances (other than Permitted Encumbrances) and each of the parties will be obligated to make the other deliveries required by Article IV with respect to such File-Transfer Records.

(b) In addition, the Sellers agree to make the computer hardware, computer software and electronic data currently used for record keeping purposes available to Buyer and Eastern for up to six (6) months after the Closing Date.

(c) The Sellers have, with respect to each of the Purchased Operate Location Pharmacies, Purchased Worksite Pharmacies and File-Transfer Locations, maintained an accurate log of all disclosures, to the extent any have been made, as of April 14, 2003, of Protected Health Information (“PHI”), as that term is defined in HIPAA.

7.4. Patient Letters. Buyer will, at its own expense, engage Tribune Direct (the “Third Party Distributor”) to notify each customer who has had a prescription filled or refilled at any File-Transfer Location within the last two years by mailing each of them a letter in form and substance reasonably satisfactory to the parties; provided, that (a) such mailing will occur after the Closing Date or applicable Inventory Closing Date and (b) FMRX shall have the right to review and comment on the contents of any such correspondence prior to mailing, and Buyer shall incorporate FMRX’s reasonable comments in such correspondence. The parties agree that, promptly after its delivery of the Record Data related to the File Transfer Locations to Buyer in accordance with Section 7.3, and subject to obtaining reasonable assurance from Buyer of compliance with applicable Requirements of Law regarding patient confidentiality, the Data Converter will provide the Record Data to the Third Party Distributor in order to enable the Third Party Distributor to assemble and distribute such letters promptly after the Closing Date or the applicable Inventory Closing Date. Sellers shall instruct the Data Converter not to deliver the File-Transfer Records to the Third Party Distributor until after it delivers such Record Data to Buyer in accordance with Section 7.3. Buyer shall instruct the Third Party Distributor not to distribute such letters prior to the Closing Date or the applicable Inventory Closing Date.

7.5. Matters Related to Prescriptions. Prior to the applicable Inventory Closing Date, the Sellers shall use commercially reasonable efforts to fill and deliver to customers of Operate Location Pharmacies and Worksite Pharmacies any partial-fill prescriptions with a remaining quantity balance (“IOU Prescriptions”). For any IOU Prescriptions remaining on the applicable Inventory Closing Date, the Sellers shall credit the prescription to the customer or to the third party payor, as appropriate, on the applicable Inventory Closing Date. Buyer assumes no liability for IOU Prescriptions. In addition, prior to the applicable Inventory Closing Date, the Sellers shall reverse and return to stock any filled prescriptions that have not been picked up, providing all necessary notice to any third party payors, and shall provide Buyer with a list of such prescriptions so that Buyer is prepared to fill such prescriptions on or after the applicable Inventory Closing Date.

7.6. Interim Operations.

(a) Between the date hereof and the Final Closing Date, the Sellers shall operate and carry on the Business (except to the extent a portion thereof has previously been transferred to Buyer or Eastern as of the Closing Date or prior Inventory Closing Date) only in the ordinary course and substantially as presently operated. Consistent with the foregoing, the Sellers shall (i) keep and maintain the Purchased Assets in good operating condition and repair, normal wear-and-tear excepted; (ii) use their commercially reasonable efforts to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business; (iii) maintain the Inventory at levels adequate and not excessive in the present circumstances of the Business and at levels reasonably based on past practices and historical sales of the Business; and (iv) maintain the Sellers’ current operating practices with respect to Patient Charges. In furtherance of the foregoing, the Sellers shall maintain normal operating hours, staffing levels, inventory levels and merchandise mix. For the avoidance of doubt, changes imposed or required by third parties of a kind and nature typical for a company that has announced an intent to wind down its business or dissolve shall not be deemed to violate the terms of this Agreement (but may be included in any determination of the existence of a Material Adverse Effect).

(b) Except as expressly contemplated by this Agreement or except with the express written approval of Buyer, the Sellers shall not: (i) take any action that is intended or may reasonably be expected to result in (x) any of the representations and warranties set forth in this Agreement being or becoming untrue in any material respect, (y) any of the conditions to the Closing set forth in this Agreement not being satisfied or (z) any violation of any provision of this Agreement, except, in each case, as may be required by applicable Requirements of Law; (ii) except in the ordinary course of business consistent with past practice, enter into any lease, agreement, Contract or commitment of any nature, oral or written, nor make any capital investment or expenditures, primarily related to the ownership or operation of the Operate Location Pharmacies, Worksite Pharmacies or Transfer Locations; (iii) except in the ordinary course of business consistent with past practice, enter into any Contract with respect to, or make any increase in (or commitment to increase) the compensation payable to any of its employees or agents primarily related to the Operate Location Pharmacies, Worksite Pharmacies or Transfer Locations; (provided, that the foregoing shall not prohibit the granting of “stay-bonuses” or similar commitments) or (iv) sell, lease, transfer or otherwise dispose of (including any transfers from any of the Sellers to any of their respective Affiliates), or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets, other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice.

7.7. Signage. To the extent not prohibited under each real estate lease related to the File-Transfer Locations, if any, (a) the Sellers shall permit Buyer or Eastern to place a sign at the front entrance of each File-Transfer Location for a period of ninety (90) days after the Closing Date advising customers that all prescription files have been transferred to a Walgreen drug store or other location designated by Buyer or Eastern and (b) subject to any consent required by a landlord or lessor (which the Sellers shall use commercially reasonable efforts to obtain), concurrently with the delivery of the File-Transfer Records to Buyer in accordance with Section 7.3, the Sellers shall permit Buyer to place a sign and distribute flyers at the File-Transfer Locations advising customers that all prescription files will be transferred to such drug store or other location.

7.8. Telephone Numbers. Upon the applicable Inventory Closing Date, the Sellers shall disconnect existing telephone lines and terminate any existing telephone accounts, including advertising and yellow pages agreements, for the File-Transfer Locations. The Sellers shall arrange, in a manner approved by Buyer and at Buyer’s sole cost and expense, for call referral for all calls to the numbers so canceled to a Walgreen drug store or other location designated by Buyer.

7.9. Acquisition Proposals; Board Recommendation.

(a) Sellers shall, and shall cause their respective Subsidiaries to, and shall direct and use commercially reasonable efforts to cause their respective directors, officers, employees, advisors, agents and other representatives (collectively, the “Representatives”) to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal or any other proposal or offer to acquire any or all of the Purchased Assets, other than the sale of inventory or obsolete equipment in the ordinary course of business. From the date hereof until the Final Closing Date, except as provided in this Section 7.9 and subject to compliance herewith, Sellers shall not, and shall cause their respective Subsidiaries not to, and shall direct and use commercially reasonable efforts to cause their respective Representatives not to, directly or indirectly (i) solicit, initiate, encourage or take any other action to facilitate any proposal, inquiry or request that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or an Alternative Proposal, (ii) participate or engage in discussions or negotiations with, or disclose or provide any non-public information relating to FMRX to, or afford access to any of the properties, books or records of FMRX to, any Person in connection with an Acquisition Proposal or an Alternative Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or any Alternative Proposal, (iv) enter into any letter of intent, agreement or agreement in principle with any Person that has made an Acquisition Proposal or an Alternative Proposal or (v) waive, amend, modify or grant any release under any employee non-solicitation, standstill or similar agreement or confidentiality agreement to which FMRX or any of its Subsidiaries is a party; provided, however, that prior to obtaining the FMRX Stockholder Approval, Sellers, their respective Subsidiaries and respective Representatives may take any of the actions described in clause (ii) of this Section 7.9(a) in respect of a Person that makes an Acquisition Proposal subsequent to the date hereof if, but only if, (x) such Person has entered into a confidentiality agreement with FMRX on terms that are substantially similar to the terms of the Confidentiality Agreement, dated October 13, 2006, between FMRX and Buyer (the “Confidentiality Agreement”), (y) a majority of the Board of Directors of FMRX has determined in good faith, following consultation with outside counsel including counsel expert in Nevada law, that (A) such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (B) the failure of the Board of Directors of FMRX to do so would be reasonably likely to result in a breach of the directors’ fiduciary obligations to FMRX’s stockholders under applicable Requirements of Law, and (z) the Acquisition Proposal was received and developed without any intentional breach, or any material violation, of the provisions of this Section 7.9(a).

(b) FMRX shall advise Buyer, telephonically and in writing, of any Sellers’ receipt of any Acquisition Proposal, Alternative Proposal or any request for Confidential Information in connection with a possible Acquisition Proposal or Alternative Proposal, and the identity of the Person making any such proposal or request, in any case within two (2) business days of any Sellers’ receipt thereof. FMRX shall include in such written notice the material terms and conditions of any such Acquisition Proposal. FMRX will keep Buyer reasonably and promptly informed of the status of, and material information concerning (including amendments, modifications or proposed amendments or modifications), any Acquisition Proposal. If the Board of Directors of FMRX determines that an Acquisition Proposal constitutes a Superior Proposal, FMRX shall deliver to Buyer a written notice advising Buyer that the Board of Directors of FMRX has so determined, specifying in detail the terms and conditions of such Superior Proposal.

(c) The Board of Directors of FMRX has adopted a resolution recommending the adoption and approval of this Agreement and the transactions contemplated hereby by the stockholders of FMRX (the “FMRX Recommendation”). Except as set forth in this Section 7.9(c), neither the Board of Directors of FMRX nor any committee thereof may (i) amend, withdraw, modify, change, qualify or condition, or propose publicly to amend, withdraw, modify, change, qualify or condition in a manner adverse to Buyer, the FMRX Recommendation (a “Change of Recommendation”), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or Alternative Proposal or (iii) cause or permit FMRX to accept any Acquisition Proposal or Alternative Proposal or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Alternative Agreement”) related to any Acquisition Proposal or Alternative Proposal. Notwithstanding the foregoing, in the event that, prior to obtaining the FMRX Stockholder Approval, the Board of Directors of FMRX determines in good faith, after consultation with FMRX’s outside legal counsel, that the failure of the Board of Directors of FMRX to do so would be reasonably likely to result in a breach of the directors’ exercise of their fiduciary obligations to FMRX’s stockholders under applicable Requirements of Law, the Board of Directors of FMRX may (x) make a Change of Recommendation, (y) approve or recommend a Superior Proposal or (z) terminate this Agreement in order to accept a Superior Proposal or enter into an Alternative Agreement with respect to a Superior Proposal, but in each case (1) only at a time that follows Buyer’s receipt of written notice (a “Notice of Superior Proposal”) advising Buyer that the Board of Directors of FMRX has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal and (2) after having provided Buyer five (5) days prior written notice that FMRX or its Board of Directors intends to recommend such Superior Proposal to its stockholders or terminate this Agreement in order to accept a Superior Proposal or enter into an Alternative Agreement with respect to such Superior Proposal, and having negotiated in good faith with Buyer to revise the Buyer’s offer such that the Superior Proposal no longer qualifies as a Superior Proposal, and in the case of clause (z) above, making the payment required by Section 10.3(c), provided, that if in response to a Superior Proposal (a “Pending Proposal”), Buyer revises its offer (the “Revised Buyer Proposal”) such that the Pending Proposal no longer qualifies as a Superior Proposal, and subsequent thereto any Seller receives any revisions or amendments to the Pending Proposal which causes such Pending Proposal to constitute a Superior Proposal, the Sellers shall promptly give notice of such revision or amendment and shall again negotiate in good faith with Buyer (to revise the Revised Buyer Proposal such that the Superior Proposal no longer qualifies as a Superior Proposal) for two (2) business days prior to FMRX’s, Familymeds’ or Arrow’s Board of Directors recommending such Superior Proposal to its stockholders or Sellers terminating this Agreement in order to accept a Superior Proposal or enter into an Alternative Agreement with respect to such Superior Proposal. For the avoidance of doubt, the parties acknowledge that the five (5) day period specified above shall apply to each and every Superior Proposal other than a Superior Proposal resulting from a revision or amendment to a Pending Proposal in response to a Revised Buyer Proposal, in which case the two (2) business day period specified above shall apply.

(d) Nothing contained in this Agreement shall prohibit FMRX or its Board of Directors from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to its stockholders if the Board of Directors determines in good faith, after consultation with FMRX’s outside legal counsel, that the failure of the Board of Directors of FMRX to make such disclosure would be reasonably likely to result in a breach of the directors’ exercise of their fiduciary obligations to FMRX’s stockholders under applicable Requirements of Law. Subject to Section 7.9, FMRX shall take all lawful acts to obtain the FMRX Stockholder Approval.

7.10. FMRX Stockholder Meeting; FMRX Proxy Statement.

(a) FMRX shall, subject to compliance by Buyer and Eastern with their respective obligations pursuant to Section 7.10(d), as soon as practicable after the date on which the FMRX Proxy Statement is cleared by the SEC, duly call, give notice of, convene and hold a meeting of its stockholders (the “FMRX Stockholder Meeting”) for the purpose of obtaining the FMRX Stockholder Approval.

(b) In connection with this Agreement and the FMRX Stockholder Meeting, FMRX shall, subject to compliance by Buyer and Eastern with their respective obligations pursuant to Section 7.10(d), prepare and file with the SEC, as promptly as practicable and at FMRX’s expense, a proxy statement relating to the FMRX Stockholder Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “FMRX Proxy Statement”). FMRX shall provide Buyer with a reasonable opportunity (but not less than three (3) business days) to review and comment on the FMRX Proxy Statement (including any amendment or supplement thereto) prior to the filing thereof with the SEC. FMRX shall use its commercially reasonable efforts to respond to the comments of the SEC and to cause the FMRX Proxy Statement to be mailed to the stockholders of FMRX as promptly as practicable. FMRX shall promptly notify Buyer of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the FMRX Proxy Statement or for additional information, and will promptly supply Buyer with copies of all correspondence between FMRX and the SEC or members of its staff with respect to the FMRX Proxy Statement. If at any time prior to the FMRX Stockholder Meeting any event should occur that is required by applicable Requirements of Law to be set forth in an amendment of, or a supplement to, the FMRX Proxy Statement, FMRX will prepare and mail such amendment or supplement. Subject to the provisions of Section 7.9, the FMRX Recommendation shall be included in the FMRX Proxy Statement.

(c) FMRX covenants that, subject to compliance by Buyer and Eastern with their respective obligations pursuant to Section 7.10(d), the FMRX Proxy Statement (including the description of the Sale Process included therein) will (i) as of the time of the FMRX Proxy Statement (or any amendment thereof or supplement thereof) is first mailed to its stockholders and as of the time of the FMRX Stockholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) comply as to form in all material respects with the provisions of the Exchange Act.

(d) Buyer and Eastern shall promptly provide to FMRX all relevant information related to Buyer and Eastern for inclusion in the FMRX Proxy Statement, and any amendments thereto, and so assure that the information does not contain any untrue statement of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

7.11. Access Through Final Closing Date.

(a) Upon reasonable notice, subject to applicable Requirements of Law, each Seller shall, and shall cause each of its directors, officers, agents and employees to, afford Buyer and its representatives reasonable access during regular business hours from the date hereof through the Final Closing to the Premises, the Tupelo Property, and any and all properties, Contracts, books, records, data and personnel of the Sellers relating to the Business; provided, however, that neither Buyer nor any of its representatives shall initiate contact (whether by written correspondence, telephone, in-person meeting, e-mail or otherwise) with any employee of any Seller regarding the transactions and matters contemplated by this Agreement without the prior written consent of FMRX (which may include an e-mail consent from any officer of FMRX or the designee of any such officer), which consent shall not be unreasonably withheld, conditioned or delayed; and provided, further, that a representative of FMRX designated by any officer of FMRX shall have the right to attend or participate in any such conversations or meetings between Buyer and Sellers’ employees. Notwithstanding the foregoing, the parties agree jointly to schedule and cause to occur preliminary meetings with all Business Employees within five (5) days after the date of this Agreement for the purpose of providing such general information as the parties deem appropriate. In addition, each Seller shall afford to Buyer and its representatives reasonable access to and an opportunity to speak with any third parties to the Real Estate Leases and Worksite Agreements (including any doctor groups, employers or persons related to the Prospective Worksite Pharmacies) as well as Sellers’ third party payors and vendors; provided, however, that FMRX and its representatives shall have the right to attend such conversations or meetings between Buyer and its representatives and any third parties to the Real Estate Leases and Worksite Agreements, any third party payors or vendors. The Sellers shall provide to Buyer such information and documents concerning the Business as reasonably may be requested by Buyer. In exercising its rights under this Section 7.11(a), Buyer shall not unreasonably interfere with the Sellers’ business and shall coordinate the exercise of such rights through the Sellers. Any information obtained by Buyer pursuant to this Section 7.11 shall be subject to the terms and conditions of the Confidentiality Agreement. Buyer shall notify each of those employees of Buyer responsible for transitioning the Locations to Buyer or Eastern pursuant to the transactions contemplated by this Agreement of the foregoing restrictions and shall be liable for any action by any of such Persons that, if taken by Buyer, would have been a violation of this Section 7.11(a).

(b) Upon reasonable notice, the Sellers shall permit Buyer access to all of the Premises in order to install wiring and equipment for communication devices and other store systems and to prepare for the integration of the Business with Buyer’s own business, all at Buyer’s cost and without causing material damage to such Premise. If this Agreement is terminated and the Closing Date or applicable Inventory Closing Date shall not have occurred with respect to one or more Locations, Buyer shall remove all such wiring and equipment at its sole cost and expense. Buyer agrees to repair any damage which may be caused due to the exercise of its rights or the performance of its obligations pursuant to this Section 7.11(b) and to indemnify, defend and hold harmless the Sellers from any and all Losses arising out of or in any way connected with Buyer’s exercise of its rights pursuant to this Section 7.11(b). In exercising its rights under this Section 7.11(b), Buyer shall not unreasonably interfere with Sellers’ Business and shall coordinate the exercise of such rights through the Sellers and Buyer shall act diligently to conduct such installations and integrations as promptly as reasonably practicable.

7.12. Taxes.

(a) The Sellers shall be liable for and covenant to pay and, pursuant to Article VIII, shall indemnify and hold harmless each Buyer Group Member from and against (i) any and all Loss and Expense incurred by any of them in connection with or arising from, all Taxes (whether assessed or unassessed) applicable to the Business or the Purchased Assets, in each case attributable to taxable years or periods ending prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, and (ii) all Taxes (and all Loss and Expense incurred by Buyer in connection with such Taxes) applicable to the Business or Purchased Assets and attributable to taxable years or periods ending prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, for which Buyer has transferee liability; provided, however, that the Sellers shall not be liable for or pay, and shall not indemnify or hold harmless any Buyer Group Member from and against, any Taxes for which the Buyer is liable under this Agreement. Buyer shall be liable for and covenants to pay and, pursuant to Article VIII, shall indemnify and hold harmless the Sellers and their respective Affiliates, directors, officers, employees and agents from and against any and all Loss and Expense incurred by any of them in connection with or arising from, all Taxes (whether assessed or unassessed) applicable to the Business or the Purchased Assets, in each case attributable to taxable years or periods beginning on or after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date; provided, however, that Buyer shall not be liable for or pay, and shall not indemnify or hold harmless the Sellers and their respective Affiliates, directors, officers, employees or agents from and against, any Taxes for which the Sellers are liable under this Agreement, including without limitation, pursuant to the preceding sentence or Section 5.3. For purposes of this Section 7.12 any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis. If the actual amount of property Taxes for a Straddle Period is not known on the Closing Date, the amount of such Taxes prorated by the parties shall equal (i) with respect to real property Taxes, one-hundred and ten percent (110%) of the amount of such real property Taxes payable for the prior taxable year and (ii) with respect to personal property Taxes, one-hundred percent (100%) of the amount of such personal property Taxes payable for the prior taxable year.

(b) The Sellers or Buyer, as the case may be, shall provide reimbursement for any Tax for a Straddle Period paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 7.12 without regard to the terms of the Indemnity Escrow Agreement. Within a reasonable time prior to the payment of any such Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

(c) After the Closing Date, each of the Sellers and Buyer shall (and cause their respective Affiliates to): (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing; (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Business or the Purchased Assets; (iii) make available to the other party and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Business or the Purchased Assets; (iv) provide timely notice to the other party in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Business or the Purchased Assets for taxable periods for which the other party may have a liability under this Section 7.12; and (v) furnish the other party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

(d) Notwithstanding the foregoing, any Tax (including a sales tax, use tax, real property transfer or gains tax, or documentary stamp tax) attributable to the sale or transfer of the Purchased Assets shall be shared equally by the Sellers on one hand and Buyer and Eastern on the other.

(e) Sellers shall, from the date hereof through the date of the final distribution of assets to FMRX’s stockholders or dissolution of FMRX, promptly notify Buyer of the commencement and resolution of, and any oral or written communications with taxing authorities regarding, any audit with respect to state and local Taxes of the Business and the Purchased Assets.

7.13. Consent of Third Parties; Regulatory and Other Authorizations; HSR Act.

(a) The Sellers will use commercially reasonable efforts to secure before the Closing Date (i) each consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, required to be satisfied or obtained prior to Closing in order to avoid any breach, default or termination of any agreement, Contract, Permit, license or other instrument and (ii) each Other Lease Amendment (it being acknowledged that “commercially reasonable efforts” with regard to the Other Lease Amendment shall mean sending a proposed amendment substantially in the form of the Other Lease Amendment to the applicable counterparty and negotiating in good faith to obtain amendments substantially similar to those set forth in the Other Lease Amendment); provided, that the Sellers shall not make any agreement or understanding affecting, in any material respect, the Business or the Purchased Assets as a condition for obtaining any such consents or waivers except as set forth on Exhibit B, and except with the prior written consent of Buyer, which consent shall not be unreasonably withheld. During the period prior to the Closing Date, Buyer shall use commercially reasonable efforts to cooperate with the Sellers to obtain the consents, approvals and waivers contemplated by this Section 7.13(a).

(b) During the period prior to the Closing Date, the Sellers and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to (1) secure any consents and approvals of any Governmental Body required to be obtained by them in order to permit the consummation of the transactions contemplated hereby or (2) otherwise satisfy the conditions set forth in Sections 9.1 and 9.2; provided, that the Sellers shall not make any agreement or understanding affecting, in any material respect, the Business or the Purchased Assets as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(c) As promptly as practicable after the date hereof and in no event more than ten (10) days after the date hereof, Buyer and FMRX shall file with the FTC and the Antitrust Division the notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated hereby. Each party warrants that all such filings by it are, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act. Each of the Sellers and Buyer agrees to make available to the other such information as each of them may reasonably request relative to its business, assets and property (including, in the case of the Sellers, the Business) as may be required of each of them to file any additional information requested by such agencies under the HSR Act. Each of the Sellers and Buyer agree to provide to the other copies of all correspondence between it (or its advisors) and any such agency relating to this Agreement or any of the matters described in this Section 7.13(c); provided, that such correspondence does not contain or reveal Confidential Information of Buyer, the Sellers or their respective Affiliates. Each of the Sellers and Buyer agree that, except as either party may otherwise agree, all telephonic calls and meetings with such agencies regarding the transactions contemplated hereby or any of the matters described in this Section 7.13(c) shall include representatives of each of Buyer and FMRX. All filing fees associated with this Section 7.13(c) are to be shared equally by Buyer, on the one hand, and the Sellers, on the other, as provided in the Closing Date Shared Expenses Schedule; provided, that if the Closing shall not occur, the parties agree to share equally the costs of all filing fees incurred with respect to the HSR Act (including reimbursing one party or the other, as applicable).

7.14. Avoiding Abandonment.

(a) Effective as of the applicable Inventory Closing Date with respect to each of the Purchased Operate Location Pharmacies and Purchased Worksite Pharmacies, the Sellers hereby authorize Buyer and Eastern to operate under each Permit related to the Business at such Location after the Closing, to the extent permitted by applicable Requirements of Law and to the extent necessary to enable Buyer and Eastern to conduct the Business at such Location while Buyer and Eastern seek to replace such Permit with their own license, authorization, permit or waiver (such Permits, the “Transferable Permits”). Buyer and Eastern shall promptly after execution of this Agreement prepare and submit the necessary applications (the “Buyer Applications”) to the applicable regulatory agencies to obtain the licenses required to operate the Business. The Sellers will take all steps reasonably necessary to maintain their respective authorizations under the Transferable Permits that Buyer and Eastern operate under during the period between Closing and the issuance of Buyer’s and Eastern’s own licenses, authorizations, permits or waivers and the Sellers will cooperate with Buyer and Eastern in preparing and submitting the Buyer Applications. Buyer shall reimburse the Sellers for any out-of-pocket costs (including reasonable attorney fees and Expenses) incurred by the Sellers in connection with such cooperation, and shall indemnify and hold harmless the Sellers and their respective Affiliates and employees against any Losses incurred by such Persons as a result of the foregoing.

(b) Prior to the Closing, the Sellers agree to use commercially reasonable efforts as may be reasonably requested by Buyer to assist Buyer and Eastern in (i) obtaining all licenses, authorizations, permits or waivers as may be necessary for Buyer and Eastern to conduct the Business at the Operate Location Pharmacies and the Worksite Pharmacies (including, taking all steps reasonably necessary to relinquish the Permits) and (ii) making such licenses, authorizations, permits or waivers effective as of the Closing Date or as promptly thereafter as is practicable. The parties further agree that, prior to the Closing, they will cooperate as may be reasonably necessary to enable Buyer and Eastern to (x) obtain either a new license or the approval of the transfer of Buyer’s and Eastern’s existing license issued by the pharmacy boards of the states in which the Operate Location Pharmacies and the Worksite Pharmacies are located, and (y) obtain any other required authorizations, permits or licenses. Buyer shall reimburse the Sellers for any out-of-pocket costs (including reasonable attorney fees and Expenses) incurred by the Sellers in connection with such cooperation, and shall indemnify and hold harmless the Sellers and their respective Affiliates and employees against any Losses incurred by such Persons as a result of the foregoing.

(c) Effective as of the applicable Inventory Closing Date with respect to each of the Purchased Operate Location Pharmacies and Purchased Worksite Pharmacies, the Sellers shall execute a power of attorney, in form and substance reasonably acceptable to the parties, authorizing Buyer and Eastern to operate the Business at such Location under state pharmacy and Drug Enforcement Agency permits included in the Transferable Permits (the “Power of Attorney”) and such other powers of attorney, pharmacy management and other agreements, assignments, amendments, addenda and other documents as may be necessary to enable Buyer and Eastern to conduct the Business at such Location, in each case as are reasonably requested by Buyer and Eastern.

(d) During the term of the Real Estate Leases and any extensions, the Sellers will not take or fail to take any action under the Real Estate Leases that would impair the ability of the Sellers to perform their respective obligations under the Real Estate Leases.

7.15. Licenses.

(a) For a period of 120 days after the applicable Inventory Closing Date, Buyer and Eastern shall have the non-exclusive right to use the tradenames and Trademarks associated with the Purchased Operate Location Pharmacies in connection with store signage, advertisements, solicitations, announcements and similar matters related to any Purchased Operate Location Pharmacies; provided, however, that Buyer and Eastern shall have obtained the prior written consent of FMRX (which consent shall not be unreasonably withheld) with respect to the use in connection with store signage, advertisements, solicitations, announcements and similar matters (other than with respect to use that is limited to announcing a change in the name or location of a particular pharmacy, for which prior consent is not required); provided, further, that such period shall be extended to the extent necessary if re-branding is not permitted by the applicable Requirements of Law before the expiration of such period. For a period of 120 days after the applicable Inventory Closing Date, Buyer and Eastern shall be permitted to continue using existing store signage located at the Purchased Operate Location Pharmacies and Purchased Worksite Pharmacies.

(b) After the Closing Date, Buyer and Eastern shall have the right to use existing packaging, labeling, containers, supplies, advertising materials and any similar materials, to the extent Buyer and Eastern have purchased such materials from the Sellers, bearing the tradenames and Trademarks primarily used in or related to the ownership or operation of the Purchased Operate Location Pharmacies for 90 days following the applicable Inventory Closing Date. Buyer and Eastern shall have the right to use the tradenames and Trademarks associated with the Purchased Operate Location Pharmacies in advertising that cannot be changed by Buyer or its Affiliates or resellers using commercially reasonable efforts for a period not to exceed 180 days after the applicable Inventory Closing Date. Buyer and Eastern shall comply with all applicable Requirements of Law in any use of packaging or labeling containing the tradenames and Trademarks primarily used in or related to the ownership or operation of the Purchased Operate Location Pharmacies. Buyer and Eastern shall not be obligated to change the tradenames and Trademarks primarily used in or related to the ownership or operation of the Purchased Operate Location Pharmacies on goods in the hands of dealers, distributors and customers at the time of the expiration of the time period set forth herein.

(c) For a period of one-hundred twenty (120) days after the Closing Date, the Sellers shall have a non-exclusive right to use the Intellectual Property included in the Purchased Assets and used in the operation of any Excluded Worksite Pharmacies. Additionally, the Sellers shall have a perpetual, royalty-free, non-exclusive license to use the existing tradename of any Excluded Worksite Pharmacy, provided, that the Sellers will act diligently to re-brand any such Excluded Worksite Pharmacy and such license may only be transferred to a purchaser of such Excluded Worksite Pharmacy. If the Sellers are able to re-brand any such Excluded Worksite Pharmacy, the license granted pursuant to the preceding sentence will automatically terminate and be of no further force or effect.

7.16. Excluded Pharmacies; Post-Closing Consents.

(a) The parties agree that on or prior to the Closing Date, Buyer may (i) designate any Operate Location Pharmacies for which Required Lease Consents are not obtained as an “Excluded Operate Location Pharmacy” and (ii) designate any Worksite Pharmacies for which Required Worksite Consents are not obtained as an “Excluded Worksite Pharmacy”. The parties agree Buyer or Eastern, as applicable, will purchase and the Sellers will sell to Buyer or Eastern, as applicable, any Operate Location Pharmacies designated as an Excluded Operate Location Pharmacy or any Worksite Pharmacies designated as an Excluded Worksite Pharmacy pursuant to this Section 7.16(a) if the Sellers are able to obtain the Required Lease Consent or Required Worksite Consent for such location within sixty (60) days after the Closing Date on the terms set forth in this Agreement.

(b) The parties agree that the risk of loss or damage to the Purchased Assets after the Closing Date, but prior to the assets being transferred to Buyer on the applicable Inventory Closing Date, shall be on the Sellers. Notwithstanding anything in the Agreement to the contrary, if any Purchased Assets at a particular Operate Location Pharmacy or Worksite Pharmacy are damaged or destroyed prior to the applicable Inventory Closing Date (any such event, an “Event of Loss”) and such Event of Loss shall materially affect the value of the Purchased Assets at such Operate Location Pharmacy or Worksite Pharmacy, Buyer may designate such Operate Location Pharmacy or Worksite Pharmacy as an “Excluded Operate Location Pharmacy” or “Excluded Worksite Pharmacy”, as applicable. The parties agree Buyer or Eastern, as applicable, will purchase and the Sellers will sell to Buyer or Eastern, as applicable, any Operate Location Pharmacy or Worksite Pharmacy designated as an Excluded Operate Location Pharmacy or Excluded Worksite Pharmacy pursuant to this Section 7.16(b) if the Sellers are able to cure the applicable Event of Loss within sixty 60 days of the Event of Loss, on the terms set forth in this Agreement. If any Event of Loss results in any Operate Location Pharmacy or Worksite Pharmacy being designated as an Excluded Operate Location Pharmacy or Excluded Worksite Pharmacy, the parties shall negotiate in good faith to cause such Excluded Operate Location Pharmacy or Excluded Worksite Pharmacy to be purchased and sold as though it were a File-Transfer Location (taking into account all relevant consideration, including the proximity of existing pharmacies owned and operated by Buyer or Eastern or their respective subsidiaries and Buyer’s and Eastern’s expected retention of the business generated by such Excluded Operate Location Pharmacy or Excluded Worksite Pharmacy if any such pharmacy were purchased and sold as though it were a File-Transfer Location).

7.17. Prospective Worksite Pharmacies. Between the date hereof and the Closing Date, the Sellers shall continue to pursue and develop Prospective Worksite Pharmacies consistent with past practices and the Sellers shall not enter into any Worksite Agreements with respect to any Prospective Worksite Pharmacies without the written consent of Buyer. To the extent that Sellers do not receive any of the Required Worksite Consents and Buyer and Eastern designate all three (3) of the Worksite Pharmacies as “Excluded Worksite Pharmacies” pursuant to Section 7.16, the Sellers will not sell to Buyer, and Buyer will not purchase from the Sellers, the Prospective Worksite Pharmacies. The parties agree Buyer or Eastern, as applicable, will purchase and the Sellers will sell to Buyer or Eastern, as applicable, the Prospective Worksite Pharmacies on the terms set forth in this Agreement if Buyer or Eastern purchase an Excluded Worksite Pharmacy after the Closing Date pursuant to Section 7.16(a).

7.18. Nonassignable Contracts.

(a) To the extent that the assignment by the Sellers of any Assumed Contract is not permitted without the consent of the other party to the Contract, then this Agreement shall not be deemed to constitute an assignment or an attempted assignment of the same, if such assignment or attempted assignment would constitute a breach thereof.

(b) If any necessary consent or approval is not obtained, the Sellers shall cooperate with Buyer and Eastern in any reasonable arrangement designed to provide Buyer or Eastern with all of the benefits under such Contract, as if such consent or approval had been obtained. Nothing herein shall excuse the Sellers from responsibility for any of their respective representations and warranties or covenants hereunder.

7.19. Remittance. The parties agree that (a) in the event Buyer or Eastern receives payment from any parties for services rendered by the Sellers before the applicable Inventory Closing Date with respect to any Location (including payment from Medicare and Medicaid programs), Buyer or Eastern will remit such payment to the Sellers as soon as reasonably practicable after receipt thereof (but in no event later than fifteen (15) days) and (b) in the event the Sellers receive payment from any parties for services rendered by Buyer or Eastern after the applicable Inventory Closing Date with respect to any Location (including payment from Medicare and Medicaid programs), the Sellers will remit such payment to Buyer or Eastern as soon as reasonably practicable after receipt thereof (but in no event later than fifteen (15) days).

7.20. Further Assurances. At any time and from time to time at or after the Closing, the parties agree to cooperate with each other to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required in order to carry out the purposes of this Agreement.

7.21. Access to Records and Management After Closing.

(a) From the Closing Date through the earlier of (i) the third anniversary of the Closing Date or (ii) FMRX’s final distribution of assets to FMRX’s stockholders or dissolution of FMRX, the Sellers shall afford to Buyer and, upon request, Buyer’s counsel, accountants and other representatives, reasonable access at reasonable times and occasions to access and inspect information not included in the Purchased Assets but relating to the Purchased Assets, the Business, any Transferred Employee, or a claim by any Buyer Member for indemnification pursuant to Section 8.1. From the Closing Date through the earlier of (i) the third anniversary of the Closing Date or (ii) FMRX’s final distribution of assets to FMRX’s stockholders or dissolution of FMRX, Buyer shall afford to the Sellers and, upon request, the Sellers’ counsel, accountants and other representatives, reasonable access at reasonable times and occasions (and for any reasonable business purposes) to information previously provided to Buyer by the Sellers relating to the Purchased Assets, Transferred Employees, Records related to periods before the Closing Date or a claim by the Sellers for indemnification pursuant to Section 8.2. If FMRX determines to dissolve itself prior to the third anniversary of the Closing Date, FMRX will notify Buyer at least thirty (30) days in advance and give Buyer an opportunity, at its sole expense, to make copies of any of the Sellers’ records relating to the Purchased Assets.

(b) Buyer and FMRX agree that for a period of four (4) months following the Closing (the “Management Consulting Period”), upon reasonable advance notice from Buyer, FMRX shall cause its senior management to provide reasonably requested consulting services to Buyer (relating the ownership and operation of the Business prior to Closing); provided, however, that such consulting services shall be limited to services that can reasonably be performed by those members of senior management who are at such time employed by FMRX throughout any time period in which such services are to be performed, and shall not interfere with FMRX’s operation of its businesses or with senior management’s duties and responsibilities to the Sellers. Buyer shall compensate FMRX for such management time at an hourly rate equal to each employee’s time on a fully loaded basis, provided, that Buyer shall not be required to compensate FMRX for (i) any cooperation required by Section 7.20 or (ii) any services provided pursuant to the Consulting and Non-Competition Agreement to be executed between Buyer and Edgardo Mercadante.

7.22. Tupelo Property. Buyer shall, at its expense, be permitted to conduct a Phase I environmental audit with respect to the Tupelo Property. Additionally, Buyer shall have the right to obtain prior to the Closing Date, at its expense, a title commitment setting forth the current state of title (the “Title Commitment”). If (i) the results of any such environmental audit, assessment or study reveals any environmental defects or liabilities or violations of Environmental, Health and Safety Requirements, (ii) if the Buyer shall have attempted in good faith and been unable to obtain an acceptable Title Commitment or the Title Commitment is obtained and reveals any Encumbrance, other than a Permitted Encumbrance, (iii) the Tupelo Property is subject to condemnation or a taking under eminent domain or (iv) Sellers do not deliver a deed with respect to the property in form and substance acceptable to Buyer, in the case of clauses (i) or (ii) that materially and adversely affects the value of the Tupelo Property, then Buyer may elect to exclude the Tupelo Property from this Agreement, in which case the Sellers will not sell to Buyer, and Buyer will not purchase from the Sellers, the Tupelo Property; provided, that such election shall constitute the sole remedy of Buyer or Eastern with respect to any breach of representation, warranty or covenant hereunder with respect to the Tupelo Property; and provided, further, that no such election, nor any breach of any representation, warranty or covenant hereunder regarding the Tupelo property, shall alter the obligations of the parties regarding the purchase and sale of the other Purchased Assets.

7.23. Collection of Patient Charges. During the 90 day period that begins on the applicable Inventory Closing Date with respect to each File-Transfer Location and Purchased Operate Location Pharmacy (the “Collection Period”), Buyer and Eastern shall collect and receive payment in the ordinary course of business with respect to the Patient Charges transferred to Buyer and Eastern with respect to each File-Transfer Location and Purchased Operate Location Pharmacy, generally in accordance with the billing and collection practices presently applied by the Sellers in the collection of patient charges, except that Buyer and Eastern shall be under no obligation to commence or threaten any litigation to effect collection and may, after reasonable consultation with, and written consent (which shall not be unreasonably withheld) from, the Sellers, make any adjustment, concession or settlement which in the good faith judgment of Buyer or Eastern is commercially reasonable. The Sellers agree to use commercially reasonable efforts to assist in the collection of the Patient Charges when so requested by Buyer and Eastern; provided, that the Sellers shall not be required to incur any out-of-pocket Expenses in connection with such efforts. If the cumulative principal amount of the collections received with respect to the applicable Patient Charges as of the expiration of the applicable Collection Period, less Buyer’s collection costs, exceeds 110% of the Patient Charges Aggregate Amount (such collection amount in excess of 110% of the Patient Charges Aggregate Amount, less Buyer’s collection costs, the “Collections Excess”), Buyer shall pay promptly to the Sellers an amount equal to the Collections Excess. If the cumulative principal amount of the Patient Charges collected as of the expiration of the Collection Period is less than 90% of the Patient Charges Aggregate Amount (such difference between the collection amount and 90% of the Patient Charges Aggregate Amount, the “Collections Deficiency”), the Sellers shall promptly pay to Buyer an amount equal to such Collections Deficiency. At the end of the applicable Collection Period, Buyer shall cease to have any further responsibilities to the Sellers with respect to the applicable Patient Charges.

7.24. Website Termination. As of or immediately following the Closing Date and any Inventory Closing Date, Sellers shall disable any connection between the Sellers’ websites, including www.familymeds.com, and the Locations purchased by Buyer or Eastern on such Closing Date or Inventory Closing Date.

ARTICLE VIII

INDEMNIFICATION

8.1. Indemnification by the Sellers.

(a) The Sellers jointly and severally agree to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

(i) any breach of any warranty or the inaccuracy of any representation of the Sellers contained or referred to in this Agreement or any certificate delivered by or on behalf of the Sellers pursuant hereto;

(ii) any breach by the Sellers of any of their respective covenants or agreements, or any failure of the Sellers to perform any of their respective obligations, in this Agreement;

(iii) the failure of the Sellers to pay, perform or discharge any Excluded Liability;

(iv) the failure of Seller to comply with any applicable Uniform Commercial Code filing provisions with respect to “bulk transfers”; or

(v) any and all claims from or on behalf of any former, current or future (A) holder of capital stock of, or other rights or interests in FMRX or (B) creditor of the Sellers (other than with respect to Assumed Liabilities), in either case, arising from or relating to the execution, delivery and performance of this Agreement and the transactions contemplated hereby provided, however, that:

(A) the Sellers shall not be required to indemnify and hold harmless Buyer Group Members under clause (i) of this Section 8.1(a) with respect to Losses and Expenses incurred by Buyer Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.1, 5.4 and 5.25, as to which this proviso shall have no effect) unless the aggregate amount of such Losses and Expenses subject to indemnification by the Sellers exceeds $200,000, and once such amount is exceeded, the Sellers shall indemnify the Buyer Group Members only for the amount in excess of such amount; and

(B) in no event shall the aggregate amount required to be paid by the Sellers pursuant to clause (i) of this Section 8.1(a) (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.1, 5.4 and 5.25, as to which there shall be no limitation) exceed $10,000,000.

(b) The indemnification provided for in clause (i) of Section 8.1(a) shall terminate on the earlier of (i) one (1) year after the Closing Date or (ii) the final distribution of assets to FMRX’s stockholders or dissolution of FMRX (the “Indemnity Termination Date”) (and no claims shall be made by any Buyer Group Member under clause (i) of Section 8.1(a) after the Indemnity Termination Date), except that the indemnification by Seller shall continue as to:

(i) the representations and warranties set forth in Sections 5.1, 5.4 and 5.25, as to which no time limitation shall apply; and

(ii) any Loss or Expense arising under or related to a claim pursuant to clause (i) of Section 8.1(a) of which any Buyer Group Member has notified the Sellers in accordance with the requirements of Section 8.4 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.1, as to which the obligation of the Sellers shall continue until the liability of the Sellers shall have been determined pursuant to this Article VIII, and the Sellers shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this Article VIII.

8.2. Indemnification by Buyer. Buyer agrees to indemnify and hold harmless the Sellers and their respective Affiliates, directors, officers and employees from and against any and all Losses and Expenses incurred by any of them in connection with or arising from: (a) any breach by Buyer of any of its representations or warranties in this Agreement or in any agreement or document required to be delivered by Buyer hereunder; (b) any breach by Buyer of any of its covenants, agreements or obligations in this Agreement or in any agreement or document required to be delivered by Buyer hereunder, (c) any Assumed Liability; (d) the acts or omissions of Buyer or its Affiliates, employees, agents and contractors, in connection with the transactions contemplated by this Agreement. The indemnification provided for in Section 8.2 shall terminate on the Indemnity Termination Date (and no claims shall be made by Seller under Section 8.2 thereafter).

8.3. Indemnity Fund; Termination of Indemnity Fund.

(a) For purposes of satisfying any amounts owed to any Buyer Group Member under this Agreement, the Buyer Group Members shall be entitled (subject to final determination of the right to, and amount of, indemnification pursuant to Section 8.4(b) to either (a) set off and reduce any amounts owed to the Sellers under this Agreement, or (b) charge the amount of any Loss and Expense against (and be entitled to receive payment from) the Indemnity Fund, until the amounts owed under this Article VIII exceed the Indemnity Fund.

(b) In the event that on the Indemnity Termination Date, no claims for indemnification by any Buyer Group Member are pending or remain unpaid, the Indemnity Fund shall terminate and any funds then remaining in the Indemnity Fund shall be distributed in accordance with the terms of the Indemnity Escrow Agreement. Alternatively, in the event that on the Indemnity Termination Date, any such good faith claims for indemnification are pending or remain unpaid, the Indemnity Fund shall not terminate and any funds remaining in the Indemnity Fund shall not be distributed to the Sellers or any of their respective creditors or stockholders unless and until all such claims have been resolved and, if appropriate, paid in accordance with this Article VIII; provided, however, that if the aggregate maximum amount of such claims is less than the then existing Indemnity Fund, the Indemnity Agent shall distribute such difference in accordance with the terms of the Indemnity Escrow Agreement. The parties agree that if six (6) months after the Indemnity Termination Date, any good faith claims for indemnification remain pending or unpaid, the party making such claim shall bring an action to adjudicate such claims as promptly as practicable.

8.4. Notice and Determination of Claims.

(a) The party which is entitled to indemnification hereunder (the “Indemnified Person”) may make claims for indemnification hereunder by promptly giving written notice thereof to the party required to indemnify (the “Indemnitor”) within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party (the “Third Person Claim”), the Indemnified Person shall also give written notice thereof to the Indemnitor promptly after it receives notice of the claim or liability being asserted, but the failure to do so, or any delay in doing so, shall not relieve the Indemnitor of its indemnification obligation under this Article VIII, unless, and then only to the extent that, the rights and remedies of the Indemnitor are prejudiced as a result of the failure to give, or delay in giving, such notice. Such notice shall in good faith summarize the bases for the claim for indemnification (the “Claim Notice”) describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement, any certificate or other agreement delivered pursuant hereto in respect of which such Loss or Expense shall have occurred.

(b) Within fourteen (14) days after receiving such notice (or sooner as is reasonably necessary, in the case of a Third Person Claim), the Indemnitor shall give written notice to the Indemnified Person stating whether it in good faith disputes the claim for indemnification and whether it will defend against any Third Person Claim at its own cost and expense. If the Indemnitor fails to give notice that it disputes an indemnification claim within 14 days after receipt of notice thereof (or sooner as is reasonably necessary, in the case of a Third Person Claim), it shall be deemed to have accepted and agreed to the claim, and the amount of indemnification to which an Indemnified Person shall be entitled under this Article VIII shall be determined: (i) by the written agreement between the Indemnified Person and the Indemnitor; (ii) by a final, non-appealable judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Person and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

8.5. Third Person Claims.

(a) Subject to Section 8.5(b), the Indemnitor shall have the right to conduct and control, through counsel of its choosing (subject to the consent of the Indemnified Person, which consent shall not be unreasonably withheld), the defense, compromise or settlement of any such Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding anything herein to the contrary, the Indemnitor shall not settle or compromise any Third Person Claim without the prior written consent of the Indemnified Party which shall not be unreasonably withheld, unless the terms of any settlement or compromise provide for (i) no relief other than the payment of monetary damages for which the Indemnified Party will be indemnified in full and (ii) a full release of the Indemnified Party for all liability in respect of such claim or litigation.

(b)Notwithstanding the provisions of paragraph (a) above which grant to the Indemnitor the right to assume the defense of a Third Person Claim, if (i) the Indemnitor elects not to assume the defense or fails to assume the defense in a timely manner, (ii) the Indemnitor and any Indemnified Party are both parties to or subjects of such Third Person Claim and a conflict of interests exists between the Indemnitor and such Indemnified Party which has the potential of materially and adversely affecting the interests of the Indemnified Party in the defense of such Third Person Claim or (iii) the Indemnified Party reasonably determines in good faith that the Indemnified Party or its Affiliates could be adversely affected in any material respect in such Third Person Claim other than as a result of monetary damages, then the Indemnified Party may conduct its own defense and employ counsel reasonably satisfactory to the Indemnitor to represent or defend it against such Third Person Claim, in which case the Indemnitor will pay the reasonable Expenses of such counsel. If the Indemnified Party retains its own counsel, the Indemnitor shall reasonably cooperate in providing information to and consulting with the Indemnified Party about the Third Person Claim.

8.6. Calculation of Losses and Expenses.

(a) Any indemnity payment hereunder with respect to any Loss or Expense shall be calculated on an “After-Tax Basis”, which shall mean an amount which is sufficient to compensate the Indemnified Person for the event giving rise to such Loss or Expense (the “Indemnified Event”), determined after taking into account (1) all increases in federal, state, local or other Taxes (including estimated Taxes) payable by the Indemnified Person as a result of the receipt of the indemnity payment (as a result of the indemnity payment being included in income, resulting in a reduction of Tax basis, or otherwise), (2) to the extent not previously taken into account in computing the amount of the such Loss or Expense, all increases in federal, state, local and other Taxes (including estimated Taxes) payable by the Indemnified Person as a result of the Indemnified Event for all affected taxable years or periods ending on or before the Closing Date or the applicable Inventory Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date or the applicable Inventory Closing Date, and (3) to the extent not previously taken into account in computing the amount of such Loss or Expense, all reductions in federal, state, local and foreign Taxes (including estimated Taxes) realized by the Indemnified Person as a result of the Indemnified Event for all affected taxable years or periods ending on or before the Closing Date or the applicable Inventory Closing Date and, with respect to any Straddle Period, the portion of the Straddle Period ending on and including the Closing Date or the applicable Inventory Closing Date.

(b) Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person; provided, that such exclusion shall not be interpreted to include any actual out-of-pocket Losses or Expenses.

8.7. Tax Treatment of Indemnity Payments. The Sellers and Buyer agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.

8.8. Indemnification as Sole Remedy. Except as permitted under Section 11.11 and except with respect to claims for Losses and Expenses which cannot be waived as a matter of law (including fraud), the indemnity provided herein will be the sole and exclusive remedy of the Buyer Group Members and the Sellers and their respective Affiliates, directors, officers, employees and agents with respect to any and all claims for Losses and Expenses sustained, incurred or suffered, directly or indirectly, relating to or arising out of this Agreement.

ARTICLE IX

CONDITIONS TO CLOSING

9.1. Sellers’ Condition to Closing. The obligations of the Sellers under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, but compliance with any or all of such conditions may be waived, in writing, by the Sellers:

(a) The representations and warranties of Buyer and Eastern contained in this Agreement that are qualified as to materiality shall be true and correct in all respects and those representations and warranties not so qualified shall be true and correct in all material respects, in each case, on the date hereof and on the Closing Date (except to the extent that they expressly relate to an earlier date);

(b) Buyer and Eastern shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement and satisfied all of the conditions required by this Agreement to be performed or complied with or satisfied by Buyer and Eastern at or prior to the Closing;

(c) The waiting period under the HSR Act shall have expired or been terminated and, on the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or Governmental Body in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement and no action, suit or proceeding shall have been instituted by any Person or entity, or threatened by any Governmental Body, before a court or Governmental Body, to restrain or prevent the carrying out of the transactions contemplated by this Agreement;

(d) The FMRX Stockholder Approval shall have been obtained; and

(e) Buyer and Eastern shall have delivered all documents required to be delivered under Section 4.2.

9.2. Buyer’s Conditions to Closing. The obligations of Buyer and Eastern under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, but compliance with any or all of any such conditions may be waived, in writing, by Buyer and Eastern:

(a) The representations and warranties of each of the Sellers contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date which shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitations or qualifications as to “materiality” (including the word “material” or “Material Adverse Effect” set forth therein)) would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect;

(b) Each of the Sellers shall have performed and complied in all material respects with all the covenants and agreements contained in this Agreement and satisfied all the conditions required by this Agreement to be performed or complied with or satisfied by it or them at or prior to the Closing Date;

(c) The waiting period under the HSR Act shall have expired or been terminated and, on the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or Governmental Body in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement and no action, suit or proceeding shall have been instituted by any Person or entity, or threatened by any Governmental Body, before a court or Governmental Body, to restrain or prevent the carrying out of the transactions contemplated by this Agreement;

(d) Between the date hereof and the Closing Date, there shall not have been any Material Adverse Effect;

(e) The FMRX Stockholder Approval shall have been obtained;

(f) The Sellers shall have delivered to Buyer and Eastern documents, in form and substance reasonably satisfactory to Buyer, demonstrating the release of all Encumbrances (except Permitted Encumbrances) on the Purchased Assets, including customary pay-off letters or similar acknowledgements of the discharge of any indebtedness for borrowed money of the Sellers setting forth the amount owed as of the Closing Date and indicating that upon payment of such amount, such indebtedness will be discharged in full and all related Encumbrances (except Permitted Encumbrances) on the Purchased Assets will be released and removed;

(g) The Sellers shall have delivered all documents required to be delivered under Section 4.3;

(h) Buyer and Edgardo Mercadante shall have entered into a definitive Consulting and Non-Competition Agreement on the terms set forth in the term sheet attached as Exhibit E and such other customary terms mutually agreed upon by Buyer and Edgardo Mercadante; and

(i) Buyer and Eastern shall have obtained all pharmacy licenses and pharmacy permits required to operate the Business (either by transfer of Seller’s Transferable Permits to the extent permitted by law or its receipt of new licenses, permits or numbers, provided, however, that prior to Closing, Buyer and Eastern will file their respective applications for the required licenses).

ARTICLE X

TERMINATION

10.1. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date whether before or after the FMRX Stockholder Approval shall have been obtained (except for any termination pursuant to Section 10.1(h)):

(a) by the mutual written consent of Buyer and each of the Sellers;

(b) by Buyer in the event of any material breach by any Seller of any of such Seller’s agreements, covenants, representations or warranties contained herein and such material breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by such Seller of notice of such material breach from Buyer;

(c) by any of the Sellers in the event of any material breach by Buyer of any of Buyer’s agreements, covenants, representations or warranties contained herein and such material breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by Buyer of notice of such material breach from the Sellers;

(d) by any of the Sellers or Buyer if any Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e) by any of the Sellers or Buyer if the Closing shall not have occurred on or before 180 days after the date hereof (or such later date as may be mutually agreed to in writing by Buyer and the Sellers) (the “Termination Date”); provided, that the party seeking to exercise such right of termination has not breached its obligations hereunder;

(f) by any of the Sellers or Buyer if, at the FMRX Stockholder Meeting or any adjournment thereof at which this Agreement has been voted upon, the FMRX Stockholder Approval shall have not been obtained; or

(g) by Buyer if (i) the Board of Directors of FMRX shall (A) make a Change of Recommendation or shall fail to include the FMRX Recommendation in the FMRX Proxy Statement, (B) approve or recommend to the stockholders of FMRX an Acquisition Proposal or an Alternative Proposal, (C) fail to confirm the FMRX Recommendation within five (5) business days of Buyer’s request to do so, (D) approve or recommend that the stockholders of FMRX tender their stock in FMRX in any tender or exchange offer that is an Acquisition Proposal or an Alternative Proposal (or fail to recommend to FMRX’s stockholders rejection of such tender or exchange offer within ten (10) days after such tender or exchange offer is first published, sent or given), or (E) publicly propose, approve a resolution or agree to do any of the foregoing, in each case, whether or not permitted by the terms of this Agreement; (ii) FMRX shall have breached its obligations under this Agreement by reason of a failure to call and hold the FMRX Stockholder Meeting in accordance with Section 7.10(a) or a failure to prepare and mail to its stockholders the FMRX Proxy Statement in accordance with Section 7.10(b); or (iii) prior to the record date with respect to the FMRX Stockholder Approval, any Person or group (other than Buyer or its Affiliates) acquires Beneficial Ownership of a majority of the outstanding stock of any of the Sellers; or

(h) by FMRX, pursuant to Section 7.9(c).

10.2. Extension of Termination Date. Notwithstanding the foregoing, any of the Sellers or Buyer shall have the option to extend, from time to time, the Termination Date for additional periods of time not to exceed sixty (60) days in the aggregate if all other conditions to the Closing are satisfied or capable of then being satisfied and the sole reason that the Closing has not been consummated is that the FMRX Stockholder Meeting has not yet been held as a result of the time required to complete the SEC review process related to the FMRX Proxy Statement; provided, that the right to extend the Termination Date pursuant to this Section 10.2 shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the Closing to be consummated by the Termination Date.

10.3. Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 10.1, all further obligations of the parties under this Agreement shall be terminated without further liability of any party or its stockholders, directors or officers to the other parties, provided, (a) that this Section 10.3 and Sections 11.2, 11.7 and 11.13 shall survive any such termination, and (b) that nothing herein shall relieve any party from liability or damages for its willful breach of this Agreement.

(b) If:

(i)    (A) (x) any of the Sellers or Buyer shall terminate this Agreement pursuant to Section 10.1(e) or (y) Buyer shall terminate this Agreement pursuant to Section 10.1(b), and

(B) at any time after the date of this Agreement and before such termination, a Superior Proposal shall have been publicly announced, become publicly known or otherwise communicated to senior management, the Board of Directors and stockholders of FMRX (whether or not conditional and whether or not withdrawn), and

(C) within twelve months of such termination FMRX or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal or Alternative Proposal;

(ii) Buyer shall terminate this Agreement pursuant to Section 10.1(g); or

(iii) FMRX shall terminate this Agreement pursuant to Section 10.1(h);

then the Sellers shall promptly, but in no event later than the date of such termination (or, in the case of clause (i), if later, the date any of the Sellers or any of their respective Subsidiaries enters into such agreement with respect to or consummates such Acquisition Proposal or Alternative Proposal), (x) pay Buyer an amount equal to $2,500,000 and (y) assume and pay, or reimburse Buyer for, all reasonable, out-of-pocket Expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby (but not in excess of $500,000) by wire transfer of immediately available funds.

(c) If any of the Sellers or Buyer shall terminate this Agreement pursuant to Section 10.1(f), then the Sellers shall on the date of such termination assume and pay, or reimburse Buyer for, all reasonable, out-of-pocket Expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby (but not in excess of $500,000) by wire transfer of immediately available funds. In addition, if any of the Sellers or Buyer shall terminate this Agreement pursuant to Section 10.1(f), and at any time after this date of this Agreement and before the FMRX Stockholder Meeting, (i) there shall have been a Change of Recommendation or (ii) a Superior Proposal shall have been publicly announced, become publicly known or otherwise communicated to senior management, the Board of Directors and stockholders of FMRX (whether or not conditional and whether or not withdrawn) and within twelve months of such termination any of the Sellers or any of their respective Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal or Alternative Proposal, then the Sellers shall pay Buyer an amount equal to $2,500,000 (x) in the case of clause (i) above, upon the date of such termination or (y) in the case of clause (ii) above, upon the date any of the Sellers or any of their respective Subsidiaries enters into such agreement with respect to or consummates any Acquisition Proposal.

ARTICLE XI

GENERAL PROVISIONS

11.1. Survival. All representations and warranties made in this Agreement shall survive the Closing Date until the indemnity obligations with respect thereto, as set forth in Article VIII, shall terminate.

11.2. No Public Announcement. Neither party shall, without the approval of the other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that a party may be so obligated by law, in which case the parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued.

11.3. Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered in person, by telex or telecopier, when delivered to a recognized next business day courier, or, if mailed, when deposited in the United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid, addressed as follows or to such other address as notice shall have been given pursuant hereto:

If to the Sellers, to:

Familymeds Group, Inc.
312 Farmington Avenue
Farmington, CT 06032
Attention: Allison D. Kiene R.Ph., Esq.
Sr. Vice President, General Counsel and Secretary
Phone:  (860) 676-1222 ext. 117
Fax:  (860) 676-8764

with a copy to:

Jones Day
555 California Street
San Francisco, CA 94104
Attention: Tobias S. Keller
Phone:  (415) 875-5869
Fax:  (415) 875-5700

If to Buyer, to:

Walgreen Co. Law Department
104 Wilmot Road, M. S. #1425
Deerfield, Illinois 60015
Attention: Allan M. Resnick
Mark E. Vainisi
Phone:  (847) 315-4185
Fax:  (847) 315-4826

with a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Chris Abbinante
Phone:  (312) 853-7000
Fax:  (312) 853-7036

11.4. Successors and Assigns; No Third Party Beneficiaries. Either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Except as set forth in Article VIII, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 11.4 any right, remedy or claim under or by reason of this Agreement.

11.5. Entire Agreement; Amendments. This Agreement, the Confidentiality Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and, except with respect to the Confidentiality Agreement, supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

11.6. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

11.7. Expenses. Except for the Closing Date Shared Expenses and Expenses included in the Inventory Closing Shared Expense Amount, each party hereto will pay all costs and Expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, Expenses and disbursements of its counsel and accountants. All items of income and Expense incurred in connection with the Business of the Purchased Operate Location Pharmacies or the Purchased Worksite Pharmacies and, unless excluded pursuant to Section 7.22, the Tupelo Property (including rent, Expenses, utilities, prepayments, deposits and similar items) shall be prorated between the Sellers and Buyer such that Sellers shall receive and be responsible for all items of income and Expense earned or incurred on or prior to the Closing Date or applicable Inventory Closing Date. Notwithstanding the foregoing, at the Closing Date or the applicable Inventory Closing Date, Buyer will reimburse to Sellers the aggregate amount of any lease deposits transferred to Buyer (and acknowledged to be transferred to Buyer by the applicable landlord or sub-lessor) in connection with any Purchased Operate Location. For administrative convenience, Buyer agrees to pay and be liable for the Closing Date Shared Expenses and Expenses included in the Inventory Closing Shared Expense Amount. In consideration therefore, the parties agree that Buyer will be reimbursed, through a credit against the Purchase Price at Closing, in an amount equal to one-half of the Inventory Closing Shared Expense Amount and one-half of the Closing Date Shared Expenses.

11.8. Disclaimer Regarding Projections. In connection with Buyer’s investigation of FMRX, Buyer has received from FMRX certain projections and other forecasts and certain business plan information. Buyer acknowledges that there are uncertainties in attempting to make such projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Buyer will have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges that FMRX does not make any representation or warranty with respect to such projections, forecasts or plans.

11.9. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Requirements of Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

11.10. Injunctive Relief; Remedies.

(a) The parties agree that any breach or threatened breach by any party or its Affiliates of this Agreement, including Section 7.2, would result in substantial and irreparable damage to the other parties, the amount of which would be difficult, if not impossible, to ascertain. Therefore, each party agrees that in the event of any such breach or threatened breach thereof, each non-breaching party shall have the right to enforce this Agreement by preliminary or permanent injunctive or other relief in equity, without the necessity of proving any actual damages or providing any bond or other security. The right of each party to obtain injunctive or other equitable relief to enforce the terms hereof shall be in addition to all other rights and remedies it may otherwise have at law, in equity, or otherwise. Such right to obtain injunctive or other equitable relief may be exercised, at the option of the non-breaching parties, concurrently with, prior to, after, or in lieu of the exercise of any other rights or remedies which the non-breaching party may have as a result of any breach or threatened breach of any of the terms hereof.

(b) The prevailing party or parties in any action brought to enforce any provision of this Agreement shall be entitled to recover all reasonable attorneys’ fees and disbursements and other out-of-pocket costs incurred in connection therewith.

11.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

11.12. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

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